PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant toss.240.14a-12

                    Scottsdale Land Trust Limited Partnership
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                   ------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          Units of Assigned Limited Partnership Interests

     2)   Aggregate number of securities to which  transaction  applies:
          50,000 Units of Assigned Limited Partnership Interests

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          $4,187,744; represents the gross sales price of the Additional FFCA Parcel and estimated net assets available for distribution at liquidation

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid: $837.55

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                    SCOTTSDALE LAND TRUST LIMITED PARTNERSHIP

Dear Investor:

     On behalf of FFCA Management Company Limited Partnership, the general partner of Scottsdale Land Trust Limited Partnership (the "Partnership"), we are requesting your consent to sell approximately 3.6 acres of land to Franchise Finance Corporation of America, a New York Stock Exchange listed company and an affiliate of the general partner, and to consent to the liquidation of the Partnership after all of the Partnership's remaining parcels are sold, pursuant to the proposals in the accompanying Consent Solicitation Statement. Thereafter and following the sale of the remaining parcels, the Partnership will be liquidated, all assets distributed and a final Schedule K-1 issued.

     Whether you own a few or many units in the Partnership, it is important that your units be represented. We encourage you to make certain your units are represented by signing and dating the accompanying consent card and promptly returning it in the enclosed envelope. Please note that if you do not sign your consent card it will not be valid.

     Should  you  have  any  questions   regarding  this  Consent   Solicitation
Statement, please call D.F. King & Co., Inc. at (800) 628-8532. Sincerely,


                                        FFCA Management Company
                                        Limited Partnership

                                        By: /s/ Morton H. Fleischer
                                            ------------------------------------
                                            Morton H. Fleischer, General Partner


Scottsdale, Arizona
Dated:  May 12, 2000

                         NOTICE OF CONSENT SOLICITATION

     NOTICE IS HEREBY GIVEN that investors in Scottsdale Land Trust Limited Partnership (the "Partnership") will be asked to consent to the following proposals by June 26, 2000, (the "Consent Date") unless extended from time to time by FFCA Management Company Limited Partnership (the "General Partner"):

     1. A proposal to amend Article 5.3(a) of the Amended and Restated Certificate and Agreement of Limited Partnership to expressly authorize the General Partner to ratify and accept the terms of the Purchase Agreement between the Partnership and Franchise Finance Corporation of America ("FFCA"), a New York Stock Exchange listed company and an affiliate of the General Partner, whereby FFCA will purchase all of the Partnership's interest in one lot in The Perimeter Center, a parcel of land comprising approximately 3.6 acres, located in Scottsdale, Arizona, for a purchase price of approximately $1,888,000, or $12.00 per square foot of land.

     2. A proposal to authorize the General Partner to terminate and liquidate the Partnership when all remaining unsold parcels of the approximately 261 original acres of unimproved land are sold. Liquidation of the Partnership and final distribution of the assets will be carried out as described in this Consent Solicitation Statement.

     Each person (an "Investor") who holds one or more units of assigned limited partner interests ("Units") in the Partnership and is reflected as an Investor on the books and records of the Partnership at the close of business on May 1, 2000 (the "Record Date"), is entitled to receive notice of and to consent to the proposals. Valid transferees of Units after the Record Date and prior to the Consent Date will be entitled to revoke or revise a consent previously given by the transferor with respect to such Units before the Consent Date. An affirmative vote of Investors holding a majority of Units is required to approve each proposal. FFCA Investor Services Corporation 88-B, the initial limited partner of the Partnership and holder of record of the limited partner interests in the Partnership, will deliver the consents of the Investors to the Partnership as directed by the Investors. No meeting of Investors will be held.

     All Investors are requested to complete, date and sign the enclosed Consent Card and return it promptly in the postage paid, return addressed envelope provided for that purpose. By returning your Consent Card promptly you can help the Partnership avoid the expense of follow-up mailings.

     THE ENCLOSED CONSENT IS BEING SOLICITED BY THE GENERAL PARTNER. THE GENERAL PARTNER RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSALS.


                                        FFCA Management Company
                                        Limited Partnership

                                        By: /s/ Morton H. Fleischer
                                            ------------------------------------
                                            Morton H. Fleischer, General Partner


Scottsdale, Arizona
Dated:  May 12, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

GENERAL INFORMATION........................................................    1
SUMMARY ...................................................................    3
  The Partnership..........................................................    3
  Proposal One:  Sale of Additional FFCA Parcel............................    3
  Proposal Two:  Dissolution of the Partnership Upon Sale of
    Remaining Parcels......................................................    4
  Recommendations of the General Partner...................................    4
  Estimated Liquidating Distribution.......................................    4
  Liquidation Procedures...................................................    5
  Special Considerations...................................................    5
  Federal Income Tax Consequences..........................................    5
SPECIAL CONSIDERATIONS.....................................................    6
  Conflict of Interest.....................................................    6
  Federal Income Tax Consequences..........................................    6
HISTORY OF THE PARTNERSHIP.................................................    7
  Organization and Public Offering.........................................    7
  Initial Operations.......................................................    7
  Perimeter Center Acquisition and Description.............................    7
  Infrastructure...........................................................    8
  FFCA Office Building.....................................................    8
PROPOSAL ONE:  SALE OF ADDITIONAL FFCA PARCEL..............................    8
  Purchase Agreement.......................................................    9
  Benefits of Sale of Property; Reasons for the Transaction................   10
  Detriments of Sale of Additional FFCA Parcel.............................   11
  Accounting Treatment.....................................................   11
  Regulatory Requirements..................................................   11
  Recommendation of the General Partner....................................   11
PROPOSAL TWO:  AUTHORITY FOR GENERAL PARTNER TO LIQUIDATE THE
  PARTNERSHIP WHEN ALL REMAINING PARCELS ARE SOLD..........................   11
  Benefits of Liquidation of the Partnership; Reasons for the Proposal.....   12
  No Detriments to Liquidating the Partnership.............................   13
  Partnership Agreement Provisions Regarding Dissolution of Partnership....   13
  Insurance................................................................   14
  Accounting Treatment.....................................................   14
  Regulatory Requirements..................................................   14
  Recommendation of the General Partner....................................   14
UNAUDITED PRO FORMA FINANCIAL INFORMATION..................................   15
SELECTED FINANCIAL DATA....................................................   19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS....................................................   19
NO GENERAL PARTNER COMPENSATION............................................   22
MARKET FOR UNITS AND RELATED SECURITY HOLDER MATTERS.......................   22
  Secondary Market Information.............................................   22
  Third Party Tender Offers................................................   23
  Unitholders..............................................................   23
  Distributions............................................................   24
CONSENT PROCEDURES.........................................................   24
FEDERAL INCOME TAX CONSIDERATIONS..........................................   25
  Opinions of Counsel......................................................   25

                               TABLE OF CONTENTS
                                  (Continued)

                                                                            Page
                                                                            ----

  Federal Income Tax Characterization of the Partnership...................   26
  Tax Consequences of the Transaction and the Sale of the
    Remaining Parcels......................................................   26
  State Tax Consequences and Withholding...................................   27
ANNUAL REPORT AND OTHER DOCUMENTS..........................................   28
OTHER MATTERS..............................................................   28
NOTICE TO BANKS, BROKER-DEALERS AND VOTING TRUSTEES AND THEIR NOMINEES.....   28
INDEX TO FINANCIAL STATEMENTS AND SCHEDULES................................  F-1

                    SCOTTSDALE LAND TRUST LIMITED PARTNERSHIP

                           17207 NORTH PERIMETER DRIVE

                            SCOTTSDALE, ARIZONA 85255

                         ------------------------------

                         CONSENT SOLICITATION STATEMENT

                         ------------------------------

                               GENERAL INFORMATION

     Scottsdale Land Trust Limited Partnership, a Delaware limited partnership (the "Partnership"), was formed on August 12, 1987, to acquire approximately 261 gross acres of unimproved land (the "Property") in Scottsdale, Arizona, zoned for commercial and industrial use. The Property is known as "The Perimeter Center." The general partner of the Partnership is FFCA Management Company Limited Partnership, a Delaware limited partnership (the "General Partner"). Perimeter Center Management Company, a Delaware corporation, is the corporate general partner of the General Partner. Morton H. Fleischer is the individual general partner of the General Partner. The initial limited partner of the Partnership (the "Initial Limited Partner") is FFCA Investor Services Corporation 88-B, a Delaware corporation incorporated on August 11, 1987, for the sole purpose of holding legal title to the limited partner interests of the Partnership (the "Limited Partner Interests") and to avoid state filing requirements when the holders (the "Investors") of the units of assigned Limited Partner Interests (the "Units") transfer their Units.

     This Consent Solicitation Statement, the accompanying Consent Card (the "Consent Card") and the Notice of Consent Solicitation will be first mailed or given to Investors on or about May 12, 2000. The Initial Limited Partner cannot vote its own interests in connection with this Consent Solicitation. The executive offices of the Partnership and the Initial Limited Partner are located at 17207 North Perimeter Drive, Scottsdale, Arizona 85255, and their telephone number is (480) 585-4500.

     This Consent Solicitation Statement is furnished in connection with the solicitation by the General Partner of consents directing the Initial Limited Partner to deliver the consents of Investors to the Partnership regarding the two proposals described herein (collectively, the "Proposals") on June 26, 2000, a period of 45 days from the date of this Consent Solicitation Statement, unless extended from time to time by the General Partner (the "Consent Date"). The consents are being solicited by the General Partner pursuant to Sections 11.2 and 11.4 of the Amended and Restated Certificate and Agreement of Limited Partnership of the Partnership (the "Partnership Agreement").

     The General Partner is seeking the consent of the Investors to:

     * sell one parcel in The Perimeter Center to FFCA, an affiliate of the Partnership; and

     *    authorize   the  General   Partner  to  liquidate   and  dissolve  the
          Partnership after all remaining parcels in The Perimeter Center are sold.

For a more detailed discussion of the Proposals, see "PROPOSAL ONE: SALE OF ADDITIONAL FFCA PARCEL" and "PROPOSAL TWO: AUTHORITY FOR GENERAL PARTNER TO LIQUIDATE THE PARTNERSHIP WHEN ALL REMAINING PARCELS ARE SOLD."


     Each Investor holding one or more Units of record at the close of business on May 1, 2000 (the "Record Date") will be entitled to vote with respect to the Proposals. On the Record Date, there were 50,000 Units outstanding, each of which is entitled to one vote. An affirmative vote of a majority of the Units is required for approval of each proposal being submitted for a vote.

     The General Partner solicits consents by mail to give each Investor an opportunity to direct the Initial Limited Partner to vote the number of Limited Partner Interests corresponding to the number of Units held by the Investor on all matters described in this Consent Solicitation Statement. Investors are urged to: (1) read this Consent Solicitation Statement carefully; (2) specify their choice for each proposal by marking the appropriate box on the enclosed Consent Card; and (3) sign, date and return the Consent Card by mail in the postage paid, return addressed envelope provided for that purpose.

     All Units represented by a properly executed and valid Consent Card received prior to the Consent Date will be voted by the Initial Limited Partner in accordance with the instructions marked thereon or otherwise as provided therein, unless such Consent Card has previously been revoked or revised. Unless instructions to the contrary are marked, or if no instructions are specified, the Initial Limited Partner will treat each signed Consent Card as a direction to vote the Units represented thereby in favor of each Proposal set forth on the Consent Card. Any Consent Card may be revoked or revised at any time prior to the Consent Date by submitting another Consent Card bearing a later date or by giving written notice of revocation to the Initial Limited Partner at the Partnership's address indicated above. Any notice of revocation or revision sent to the Partnership must include the Investor's name, the number of Units with respect to which the prior Consent Card was given, and a statement that the Investor revokes all previously executed Consent Cards, and must be received prior to the Consent Date to be effective.

     The information contained herein concerning the Partnership and the General Partner has been furnished by the General Partner. Information contained herein concerning Franchise Finance Corporation of America ("FFCA") has been furnished to the General Partner by FFCA.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                    SUMMARY

     THE FOLLOWING IS A SUMMARY OF INFORMATION CONTAINED IN THIS CONSENT SOLICITATION STATEMENT. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS CONSENT SOLICITATION STATEMENT. REFERENCES TO THE PARTNERSHIP AGREEMENT OF THE PARTNERSHIP CONTAINED IN THIS CONSENT SOLICITATION STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY THE TERMS OF THE PARTNERSHIP AGREEMENT PREVIOUSLY FILED WITH THE COMMISSION, WHICH IS INCORPORATED IN THIS CONSENT SOLICITATION STATEMENT BY REFERENCE. COPIES OF THE PARTNERSHIP AGREEMENT WILL BE FURNISHED, WITHOUT CHARGE, TO ANY INVESTOR WHO MAKES A WRITTEN OR ORAL REQUEST THEREFOR TO INVESTOR SERVICES, FFCA MANAGEMENT COMPANY LIMITED PARTNERSHIP, 17207 NORTH PERIMETER DRIVE, SCOTTSDALE, ARIZONA 85255, TELEPHONE NUMBER (480) 585-4500.

     Statements contained in this Consent Solicitation Statement that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may,"
"will," "expect," "anticipate," "believe," "continue" or similar terms, variations of those terms or the negative of those terms. Cautionary statements set forth in "SPECIAL CONSIDERATIONS" and elsewhere in this Consent Solicitation Statement identify important factors that could cause actual results to differ materially from those in the forward-looking statements.

THE PARTNERSHIP

     The Partnership was formed on August 12, 1987 under the Delaware Revised Uniform Limited Partnership Act to acquire the Property, which is zoned for commercial and industrial use and located on the northwest corner of the intersection of Bell and Pima Roads in Scottsdale, Arizona. The Property is known as "The Perimeter Center." After acquiring the Property, the Partnership offered the Property for sale or lease on a parcel-by-parcel basis. In conjunction with the acquisition of the Property, the Partnership also provided funds to develop the infrastructure, consisting principally of roads, water, sewer, drainage, utility and similar improvements (the "Infrastructure"). In addition, the Partnership made a participating, first mortgage loan, the proceeds of which were used by FFCA to acquire approximately five acres of land from the Partnership (the "FFCA Premises") and to construct an office building (the "FFCA Office Building") which is the corporate headquarters of FFCA, a Delaware corporation with its principal office located at 17207 North Perimeter Drive, Scottsdale, Arizona 85255. FFCA is a New York Stock Exchange listed company and is a self-administered real estate investment trust which invests in chain restaurant real estate, as well as convenience stores and automotive service and parts stores throughout the United States and Canada. The common stock of FFCA is listed on the New York Stock Exchange under the symbol "FFA." The Additional FFCA Parcel described in Proposal One is located adjacent to the FFCA Office Building.

PROPOSAL ONE: SALE OF ADDITIONAL FFCA PARCEL

     Since the purchase of the FFCA Premises in 1988, FFCA's operations and office requirements have increased. FFCA wishes to acquire the Additional FFCA Parcel (defined below) for the anticipated future expansion of FFCA's corporate headquarters.

     The Partnership has entered into a Purchase and Sale Agreement with FFCA dated as of February 7, 2000 (the "Purchase Agreement"), where the Partnership has agreed to sell (the "Transaction") all of the Partnership's right, title and interest in a lot (the "Additional FFCA Parcel") in The Perimeter Center, located adjacent to the FFCA Premises. FFCA has agreed to pay, subject to adjustment for taxes, assessments and similar items, approximately $1,888,000 in cash for the Additional FFCA Parcel, which consists of approximately 3.6 acres of land, or $12.00 per square foot of land. The purchase price was determined by the General Partner based upon recent sales of parcels in The Perimeter Center to unaffiliated third parties. See "SPECIAL CONSIDERATIONS" and "PROPOSAL ONE." The Purchase Agreement provides that FFCA is purchasing the Additional FFCA Parcel with limited representations and warranties from the Partnership and on an "as is," "where is" basis and with all faults.

     The Transaction is subject to approval by an affirmative vote of Investors holding a majority of the Units of the Partnership.

PROPOSAL TWO: DISSOLUTION OF THE PARTNERSHIP UPON SALE OF REMAINING PARCELS

     To facilitate a final liquidating distribution to Investors, Proposal Two authorizes the General Partner to liquidate and dissolve the Partnership after the remaining unsold parcels of The Perimeter Center, collectively comprising approximately 34 acres of land (the "Remaining Parcels"), are sold. The Remaining Parcels currently include the Additional FFCA Parcel and three other parcels which are under contracts for sale to unaffiliated third parties. The Additional FFCA Parcel is under contract at a price of approximately $1,888,000, and the other three Remaining Parcels are under contract for a collective price of approximately $15,875,000. There can be no assurance that the sale of these parcels will be completed under these sales contracts. For a description of these pending sales, see "PROPOSAL ONE - Benefits of Liquidation of the Partnership; Reasons for the Proposal." The liquidation of the Partnership will not occur until the Remaining Parcels are sold, which could be an appreciable time after the date of this Consent Solicitation Statement. FFCA, an affiliate of the Partnership, has agreed to buy the Additional FFCA Parcel as described in Proposal One. The other three parcels will not be sold to affiliates of the Partnership or the General Partner.

     As soon as possible after the sale of all of the Remaining Parcels, the General Partner will take all steps necessary to complete the liquidation of the Partnership. Proposal Two authorizes the General Partner to carry out all activities that, in its reasonable discretion, are necessary to liquidate the remaining assets of the Partnership and to cover contingent liabilities that may arise as a result of the liquidation of the Partnership. These activities may include: (1) selling the remaining non-cash assets of the Partnership, (2) purchasing insurance to cover contingent liabilities, (3) establishing a liquidating trust, and/or (4) setting up appropriate reserve funds. See "PROPOSAL TWO."

     Proposal Two requires approval by an affirmative vote of Investors holding a majority of the Units of the Partnership.

RECOMMENDATIONS OF THE GENERAL PARTNER

     The General Partner recommends that Investors approve the sale of the Additional FFCA Parcel as described in Proposal One. THE GENERAL PARTNER HAS A CONFLICT OF INTEREST WITH RESPECT TO PROPOSAL ONE. SEE "SPECIAL CONSIDERATIONS." The General Partner further recommends that Investors approve the liquidation of the Partnership as described in Proposal Two.

ESTIMATED LIQUIDATING DISTRIBUTION

     The source of the liquidating distribution from the Partnership will include:

     *    proceeds from the sale of the Remaining Parcels;

     *    repayment  of  the  outstanding   principal,   accrued   interest  and
          additional interest on the mortgage loan made to FFCA; and

     *    Partnership reserves.

     The following chart sets forth the estimated cash distributions per Unit for the life of the Partnership had the Partnership liquidated on December 31, 1999.

                     CASH DISTRIBUTIONS TO      LIQUIDATING            TOTAL
                      DECEMBER 31, 1999 -       DISTRIBUTION       DISTRIBUTIONS
DATE OF ADMISSION       FROM OPERATIONS        (ESTIMATED)(1)       (ESTIMATED)
-----------------    ---------------------     --------------      -------------
November 23, 1988          $923.67                $691.33            $1,615.00

----------
(1) See "UNAUDITED PRO FORMA FINANCIAL INFORMATION" for assumptions used in calculating the estimated liquidating distribution.

LIQUIDATION PROCEDURES

     Upon liquidation of the Partnership, the General Partner will apply and distribute the assets of the Partnership to Investors and the General Partner in accordance with the provisions of the Partnership Agreement. Each Investor will receive a final Schedule K-1 from the Partnership as soon as practicable after liquidation of the Partnership. The estimated transaction costs and expenses associated with the Consent Solicitation of Investors and with the liquidation of the Partnership will be approximately $335,000. See Note 1 to the "NOTES TO UNAUDITED PRO FORMA BALANCE SHEET."

SPECIAL CONSIDERATIONS

     In evaluating Proposal One, Investors should carefully consider the information contained under "SPECIAL CONSIDERATIONS."

FEDERAL INCOME TAX CONSEQUENCES


     Separate federal income tax consequences result from the sale of the remaining assets of the Partnership and the subsequent liquidation of the Partnership, as described below.

     TAXABLE GAIN. The sale of the remaining assets will constitute a taxable transaction for federal income tax purposes. A taxable gain of approximately $285 per Unit is expected to result from the sale of the remaining assets, which will be ordinary income for federal income tax purposes. Each Investor will receive a final Schedule K-1 from the Partnership reflecting this taxable gain.

     CAPITAL LOSS. Separately, as a result of the subsequent liquidation of the Partnership, each Investor who acquired his Units in the initial offering is expected to recognize a capital loss of approximately $127 per Unit. Such loss will be primarily attributable to such Investor's share of the syndication costs of the Partnership. Investors who purchased their Units after the initial offering may have a tax basis in their Units different from that of Investors who acquired their Units in the initial offering. As a result, these Investors may recognize a different amount of gain or loss in liquidation of the Partnership than Investors who purchased Units in the initial offering.

     See "SPECIAL CONSIDERATIONS--Federal Income Tax Consequences" and "FEDERAL INCOME TAX CONSIDERATIONS."

                             SPECIAL CONSIDERATIONS

CONFLICT OF INTEREST

     In their evaluation of Proposal One, Investors should carefully consider the following conflict of interest. The General Partner is affiliated with FFCA, the proposed buyer of the Additional FFCA Parcel. Morton H. Fleischer, the Chairman of the Board and Chief Executive Officer of FFCA, is also the principal beneficial owner of the General Partner. An unaffiliated third party representative was not retained to separately represent the interests of the Partnership in the Transaction. The sales price of the Additional FFCA Parcel was not determined by arm's-length negotiations between the Partnership and FFCA, but was determined by prices of recent sales of property to unaffiliated third parties in The Perimeter Center in order to approximate fair market value, as set forth under "PROPOSAL ONE."

     The purchase price for the Additional FFCA Parcel is equal to the highest price paid per square foot by third parties for purchases of land in The Perimeter Center, including parcels under contract but not sold, as of February 7, 2000, the date of the Purchase Agreement. On April 26, 2000, subsequent to the execution of the Purchase Agreement, the Partnership entered into an agreement to sell the last Remaining Parcel for $12.50 per square foot. The General Partner believes this parcel is a more desirable parcel than the Additional FFCA Parcel because of the parcel's superior location with respect to visibility and proximity to a major road, which supports the higher purchase price for the last remaining parcel. FFCA did not retain a buyer's broker to represent FFCA in the Transaction. Most parcel sales in The Perimeter Center have involved both a broker representing the buyer and a broker representing the seller, resulting in lower net proceeds to the Partnership than a sale not involving a buyer's broker. Therefore, the General Partner believes that this price is fair to the Partnership and to the Investors because it is equal to the highest price paid per square foot because no broker represented FFCA. Therefore, higher net proceeds will be received by the Partnership than if a buyer's broker was involved. In addition, the General Partner also believes this price is fair because it believes that many of the previously sold parcels were of higher quality because of their more desirable locations for commercial users than the Additional FFCA Parcel.

     On behalf of FFCA, the disinterested members of the Board of Directors of FFCA approved the purchase by FFCA of the Additional FFCA Parcel. The affiliation between the General Partner and FFCA results in a conflict of interest of the General Partner in recommending Proposal One. See "PROPOSAL ONE."

     The General Partner believes that the affiliation of the General Partner with FFCA does not materially and adversely affect its ability to act as the representative for the interests of the Investors. There is a risk, however, that had the General Partner retained an unaffiliated party to represent the interests of the Investors, those representatives might have been able to negotiate a more favorable sales price for the Partnership and better terms in the Purchase Agreement on behalf of the Investors.

FEDERAL INCOME TAX CONSEQUENCES

     Separate federal income tax consequences result from the sale of the parcels and subsequent liquidation of the Partnership, as described below.

     TAXABLE GAIN. The sale of the remaining assets will constitute a taxable transaction for federal income tax purposes. A taxable gain of approximately $285 per Unit is expected to result from the sale of the remaining assets, which will be ordinary income for federal income tax purposes. Each Investor will receive a final Schedule K-1 from the Partnership reflecting this taxable gain.

     CAPITAL LOSS. Separately, as a result of the subsequent liquidation of the Partnership, each Investor who acquired his Units in the initial offering is expected to recognize a capital loss of approximately $127 per Unit. Such loss will be primarily attributable to such Investor's share of the syndication costs of the Partnership. Investors who purchased their Units after the initial offering may have a tax basis in their Units different from that of Investors who acquired their Units in the initial offering. As a result, these Investors may recognize a different amount of gain or loss in liquidation of the Partnership than Investors who purchased Units in the initial offering.

     For a more complete discussion of the federal income tax effects of the Transaction and the subsequent liquidation of the Partnership, see "FEDERAL INCOME TAX CONSIDERATIONS."

                           HISTORY OF THE PARTNERSHIP

ORGANIZATION AND PUBLIC OFFERING

     The Partnership was formed on August 12, 1987 under the Delaware Revised Uniform Limited Partnership Act. On June 14, 1988 the Partnership commenced a public offering of $50,000,000 of Units in the Partnership pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended. The Partnership sold a total of 50,000 Units at $1,000 per Unit for a total of $50,000,000. The sale of the Units was completed on November 23, 1988, on which date the Investors acquired such Units. Since that date, no Investor has made any additional capital contribution. Investors share in the benefits of ownership of the Partnership's assets, including its real property investments, according to the number of Units held, in substantially the same manner as limited partners of the Partnership.

     The net proceeds of the offering totaled $43,250,000. These funds were fully invested in accordance with the Partnership Agreement by the Partnership to:

*    purchase the Property;

*    fund construction of the Infrastructure;

*    fund $8,500,000 for the mortgage loan made to FFCA; and

*    fund operating reserves.

INITIAL OPERATIONS

     The Partnership's principal objectives were to: (1) to acquire approximately 261 gross acres of unimproved land in Scottsdale, Arizona known as "The Perimeter Center"; (2) develop the Infrastructure; (3) sell The Perimeter Center on a parcel-by-parcel basis; and (4) make the mortgage loan to FFCA, the proceeds of which were used by FFCA to acquire approximately five acres of land from the Partnership and to construct the FFCA Office Building. The General Partner believes the Partnership has accomplished these objectives.

PERIMETER CENTER ACQUISITION AND DESCRIPTION

     The Perimeter Center was purchased by the Partnership for $23,913,185 in December, 1988 (including capitalized costs and certain reimbursements). Approximately 75% of the 261 gross-acres of The Perimeter Center were available for sale or lease after the deduction of land for the Infrastructure. As of May 3, 2000, all of the parcels within The Perimeter Center have been sold or are under a contract for sale (including the Additional FFCA Parcel).

INFRASTRUCTURE

     The Infrastructure for The Perimeter Center was completed in 1990. The Partnership spent approximately $9,000,000 of the proceeds from the offering on the Infrastructure, including gas, sewer, water, electricity, telephone, and all streets, curbs, gutter and sidewalk work, both on-site and off-site.

FFCA OFFICE BUILDING

     In 1988, the Partnership loaned FFCA $8,500,000 for the purchase of five acres of land from the Partnership and the construction of the FFCA Office Building. In 1990, this construction loan was converted to a permanent loan (the "Permanent Loan").

     Under the Permanent Loan, FFCA made monthly payments of interest only, at ten percent (10%) per year, to the Partnership. The principal balance of the Permanent Loan was paid on May 1, 2000. Additional interest ("Additional Interest") was also paid by FFCA upon maturity of the Permanent Loan.

     The amount of Additional Interest that FFCA was required to pay to the Partnership was to be equal to the greater of (1) the Permanent Loan's proportional share of certain organizational and offering expenses paid by the Partnership from the original sale of the Units, which is approximately
$1,130,000, or (2) 30% of the increase in the fair market value, as defined in the loan agreement, of the FFCA Office Building at the time the Permanent Loan matures. Based upon a recent appraisal of the FFCA Office Building rendered by Cushman & Wakefield, Inc., independent real estate appraisers, the additional interest owed and paid by FFCA was approximately $1,130,000.

                                 PROPOSAL ONE:

                         SALE OF ADDITIONAL FFCA PARCEL

     Investors  will be asked on the Consent  Date to approve the  amendment  of
Section 5.3(a) of the Partnership Agreement to expressly authorize the General Partner to ratify and accept the terms of the Purchase Agreement between the Partnership and FFCA, whereby FFCA will purchase the Additional FFCA Parcel for approximately $1,888,000 in cash (the "Transaction"). The Additional FFCA Parcel represents approximately 3.6 acres of land for a purchase price of $12.00 per square foot.

     To consummate the Transaction, Sections 1 and 5.3(a) of the Partnership Agreement must be amended. Section 5.3(a) of the Partnership Agreement prohibits interested party transactions and states that "the Partnership shall not ... sell any property ... to the General Partner or an Affiliate of the General Partner." Section 1 must also be amended to add a definition for a new term, "Additional FFCA Parcel." Investors will be asked on the Consent Date to approve the amendments of Section 1 and Section 5.3(a) to expressly authorize the Transaction as a transaction between affiliated parties. See "SPECIAL CONSIDERATIONS."

     To amend the Partnership Agreement to authorize the Transaction, Section 10.1(b)(iii) of the Partnership Agreement requires the consent of more than 50% of the interests in the Partnership held by Limited Partners. Therefore, approval of Proposal One requires the consent of a majority of the Units. Pursuant to Section 10.1 of the Partnership Agreement, the General Partner has proposed that Section 1 and Section 5.3 of the Partnership Agreement be amended to authorize the General Partner to ratify and accept the sale of the Additional FFCA Parcel to FFCA by adding a new Section 1.35A and a new Section 5.3(a)(i) to read as follows:

         "1.35A "ADDITIONAL FFCA PARCEL" means the approximately 3.6 acre parcel of the Property adjacent to the eastern boundary of the FFCA Parcel in The Perimeter Center."

         "5.3(a)(i) Notwithstanding any other provision of this Agreement, the General Partner is expressly authorized to ratify and accept the terms of the purchase agreement between the Partnership and FFCA, whereby FFCA will purchase all of the Partnership's interest in the Additional FFCA Parcel for a sales price of approximately $1,888,000, subject to adjustment as provided in such purchase agreement.

     The background and reasons for the sale of the Additional FFCA Parcel are set forth below. A description of the history and business of the Partnership is set forth above under "HISTORY OF THE PARTNERSHIP."

PURCHASE AGREEMENT

     The terms and conditions of the Purchase Agreement were not determined pursuant to arm's-length negotiations between the General Partner and FFCA. However, the form of the Purchase Agreement used by the Partnership was substantially the same form of agreement used for sales to unaffiliated third parties, except for terms and conditions specific to the Additional FFCA Parcel and the parties to the Transaction. Therefore, the terms and conditions of the Purchase Agreement are substantially similar in most material aspects to those that would have been used had the Additional FFCA Parcel been purchased by an unaffiliated third party. The purchase price to be paid by FFCA for the Additional FFCA Parcel, $12.00 per square foot, is equal to the highest price per square foot paid for purchases of land by unaffiliated third parties purchasing land in The Perimeter Center, including parcels under contract but not sold, as of February 7, 2000, the date of the Purchase Agreement. On April 26, 2000, subsequent to the execution of the Purchase Agreement, the Partnership entered into an agreement to sell the last Remaining Parcel for $12.50 per square foot. The General Partner believes this parcel is a more desirable parcel than the Additional FFCA Parcel because of the parcel's superior location with respect to visibility and proximity to a major road, which supports the higher purchase price for the last remaining parcel. FFCA did not retain a buyer's broker to represent FFCA in the Transaction. Most parcel sales in The Perimeter Center have involved brokers representing both the buyer and the seller, and, since commissions are paid out of sale proceeds, this results in lower net proceeds to the Partnership than a sale without a buyer's broker. See "-- Benefits of Sale of Property; Reasons for the Transaction."

     The following is a summary of some of the provisions of the Purchase Agreement and is qualified in its entirety by the specific provisions set forth in the Purchase Agreement.

     The Purchase Agreement provides that the Partnership will sell the Additional FFCA Parcel to FFCA, subject to certain adjustments for taxes, assessments, liens, if any, and similar items for approximately $1,888,000 in cash, which is $12.00 per square foot of land. As of the date of this Consent Solicitation Statement, FFCA has completed its due diligence review of the Additional FFCA Parcel and approved the conditions of the Purchase Agreement, including the condition of the property, environmental matters and title.

     FFCA is obligated to pay for all costs and expenses of the transaction, including, without limitation, title insurance expenses and premiums, escrow fees, survey expenses, environmental audit expenses and/or environmental insurance premiums, transfer, recording and filing fees and expenses, and mortgage taxes, if any. Notwithstanding the above, FFCA is not responsible for any expenses incurred in connection with the solicitation of consents of the Investors or the liquidation of the Partnership.

     The Purchase Agreement provides that FFCA is purchasing the Additional FFCA Parcel from the Partnership with limited representations and warranties from the Partnership and otherwise on an "as is," "where is" basis and with all faults. The representations and warranties of the Partnership under the Purchase Agreement will survive the closing of the Transaction.

BENEFITS OF SALE OF PROPERTY; REASONS FOR THE TRANSACTION

     The General Partner believes that the sale of the Additional FFCA Parcel is advisable under the terms and conditions in the Purchase Agreement. At the time the Partnership purchased the Property, the Partnership intended to develop the Infrastructure and offer the Property for sale on a parcel-by-parcel basis. The General Partner believes that the sale of the Additional FFCA Parcel is favorable because the sale will result in the highest net proceeds per square foot to the Partnership, including parcels under contract but not sold, as of April 1, 2000.

     Under the Purchase Agreement, the price offered for the Additional FFCA Parcel is $12.00 per square foot of land, which is equal to the highest price paid per square foot by third parties for purchases of land in The Perimeter Center, including parcels under contract but not sold, as of the date of the Purchase Agreement. FFCA did not retain a buyer's broker to represent FFCA in the Transaction. Most parcel sales in The Perimeter Center have involved both a broker representing the buyer and a broker representing the seller, and, since commissions are paid out of sale proceeds, this results in lower net proceeds to the Partnership than a sale not involving a buyer's broker. Therefore, the purchase of the Additional FFCA Parcel will result in higher net proceeds being received by the Partnership than if a buyer's broker was involved. The following table represents the purchase price per square foot of all closed sales transactions since January 1, 1999, to unaffiliated third parties:

                                                                                   NET PROCEEDS
                                                        GROSS                         TO THE
                                           LOT SIZE    PRICE PER    NET PROCEEDS    PARTNERSHIP
                               LOT SIZE    IN SQUARE    SQUARE         TO THE       PER SQUARE
       PURCHASER               IN ACRES      FEET        FOOT      PARTNERSHIP(1)      FOOT         CLOSING DATE
       ---------               --------      ----        ----      --------------      ----         ------------
Nasko Holdings LLC                4.50       196,020    $10.50       $ 1,923,680      $ 9.81      July 16, 1999
Cornwell Financial Group          4.76       207,530    $ 9.00       $ 1,804,132      $ 8.69      October 29, 1999
RFG Management, Inc.             11.32       492,896    $ 9.27       $ 4,191,850      $ 8.50      December 15, 1999
Wall St. West                     7.00       304,924    $11.40       $ 3,355,045      $11.00      December 16, 1999
Wall St. West                     3.60       156,815    $11.40       $ 1,721,073      $10.98      December 16, 1999
Furst Properties                  7.00       305,013    $11.00       $ 3,242,089      $10.63      December 30, 1999
Corporate Enhancement Group       3.74       162,958    $12.00       $ 1,791,193      $10.99      January 31, 2000
Furst Properties                  9.70       422,573    $11.00       $ 4,484,961      $10.61      January 31, 2000
                                 -----     ---------                 -----------
                Total            51.62     2,248,729                 $22,514,023

----------
(1) Represents net proceeds to the Partnership after payment of brokerage commissions and closing costs, if any.

     Real Estate brokerage commissions paid by the Partnership for recent sales in The Perimeter Center have ranged from 3% of the sales price for sales involving only a seller's broker, to 8% of the sales price for sales involving both a buyer's broker and a seller's broker, with most commissions paid at 8%. The real estate brokerage commission for the Additional FFCA Parcel will only be 3% because no buyer's broker represented FFCA in the Transaction. The brokerage commission will be paid to an independent, third party real estate broker previously retained by the Partnership to assist in land sales in The Perimeter Center. This lower commission will result in a higher net purchase price than would otherwise be obtained in a typical transaction where a buyer's broker was involved. This lower commission has the effect of increasing the net proceeds to the Partnership on the sale by approximately $0.60 per square foot, assuming a commission of 3% rather than 8%.

DETRIMENTS OF SALE OF ADDITIONAL FFCA PARCEL

     If the Additional FFCA Parcel is sold, Investors will not receive any potential benefits from possible future appreciation in value of the Additional FFCA Parcel. The Additional FFCA Parcel is one of the few remaining unsold parcels in The Perimeter Center. Therefore, the General Partner believes the parcel would likely sell in the near future, and that it is unlikely that it could be sold at a substantially higher price to an unaffiliated third party. The General Partner believes that any such potential benefit from possible future appreciation from holding the Additional FFCA Parcel would be offset by legal, accounting and administrative expenses necessary to continue to operate the Partnership as a public company under federal securities laws.

ACCOUNTING TREATMENT

     The proposed sale of the Additional FFCA Parcel will be accounted for as a sale of real estate under the full accrual method. Under this method of accounting, gain is recognized in full when the sale is consummated.

REGULATORY REQUIREMENTS

     No federal or state regulatory requirements or approvals, other than applicable Delaware law and federal securities law requirements related to this Consent Solicitation Statement, must be complied with or obtained in order to complete the Transaction. If the Transaction is approved, Investors will not have dissenters' or other appraisal rights for the value of their Units under Delaware law or the Partnership Agreement, and no similar rights will be given to dissenting Investors in the Transaction.

RECOMMENDATION OF THE GENERAL PARTNER

     THE GENERAL PARTNER HAS APPROVED THE TRANSACTION AND RECOMMENDS THAT INVESTORS CONSENT TO PROPOSAL ONE TO AMEND THE PARTNERSHIP AGREEMENT TO AUTHORIZE THE SALE OF THE ADDITIONAL FFCA PARCEL BY MARKING THE "FOR" BOX ON THE ENCLOSED CONSENT CARD. THE GENERAL PARTNER HAS A CONFLICT OF INTEREST WITH RESPECT TO PROPOSAL ONE. SEE "SPECIAL CONSIDERATIONS."

                                 PROPOSAL TWO:

           AUTHORITY FOR GENERAL PARTNER TO LIQUIDATE THE PARTNERSHIP
                      WHEN ALL REMAINING PARCELS ARE SOLD

     The General Partner recommends the Investors grant authority to the General Partner to take all steps necessary to liquidate the Partnership and commence a final distribution of assets when the Remaining Parcels are sold. Proposal Two authorizes the General Partner to liquidate and dissolve the Partnership after the Remaining Parcels, collectively comprising approximately 34 acres of land, are sold. The Remaining Parcels currently include the Additional FFCA Parcel and three other parcels which are under contracts for sale to unaffiliated third parties. There can be no assurance that the sale of these parcels will be completed under these sales contracts. For a description of these pending sales, see "PROPOSAL ONE - Benefits of Liquidation of the Partnership; Reasons for the

Proposal." The liquidation of the Partnership will not occur until the Remaining Parcels are sold, which could be an appreciable time after the date of this Consent Solicitation Statement. FFCA, an affiliate of the Partnership, has agreed to buy the Additional FFCA Parcel as described in Proposal One. The other three parcels will not be sold to affiliates of the Partnership or the General Partner.

     Proposal Two authorizes the General Partner to carry out all activities that, in its reasonable discretion, are necessary to liquidate the remaining assets of the Partnership and to cover contingent liabilities that may arise as a result of the liquidation. These activities may include: (1) selling the remaining non-cash assets of the Partnership, (2) purchasing insurance to cover contingent liabilities, (3) establishing a liquidating trust, and/or (4) creating appropriate reserve funds. Investors voting against Proposal Two do not have dissenters' rights or any rights of appraisal.

     In accordance with the Partnership Agreement, the General Partner intends to purchase insurance to cover certain liabilities relating to potential securities claims, and claims based on the wrongful acts of the Partnership and the General Partner, that are made after the liquidation of the Partnership. The amount and the duration of the insurance is within the reasonable discretion of the General Partner. See "- Insurance" below. The General Partner may also deposit funds in a liquidating trust until the trustee determines that all contingent liabilities have been paid or there are no outstanding liabilities or contingent liabilities. The General Partner does not currently anticipate that a liquidating trust will be used. These trust funds, if any, will be returned to Investors in the same manner as required for liquidating distributions under the Partnership Agreement. Each Investor will receive a final Schedule K-1 from the Partnership as soon as possible after the liquidation of the Partnership, and will receive a 1099 following the liquidation of the trust, if any. The General Partner is also authorized to set up appropriate reserve funds to cover contingent liabilities, which will also be refunded in the same manner as required for liquidating distributions under the Partnership Agreement.

     To dissolve the Partnership, Section 5.4(b)(ii) of the Partnership Agreement requires the consent of the Investors holding more than 50% of the Units. Therefore, Proposal Two requires the consent of a majority of the Units. Investors will be asked on the Consent Date to grant the General Partner the authority to dissolve the Partnership when all the Remaining Parcels are sold.

     The background and reasons for the dissolution of the Partnership after the sale of all Remaining Parcels are set forth below. A description of the history and business of the Partnership is set forth above under "HISTORY OF THE PARTNERSHIP."

BENEFITS OF LIQUIDATION OF THE PARTNERSHIP; REASONS FOR THE PROPOSAL

     The Partnership Agreement contemplates that the Partnership will be liquidated upon the sale of all the parcels, subject to the consent of the Investors. The General Partner believes that liquidation of the Partnership is advisable once the Remaining Parcels are sold. The Remaining Parcels currently include the Additional FFCA Parcel and three other parcels which collectively comprise approximately 34 acres of land which remain unsold. On February 7, 2000, the Partnership entered into a contract with KDZ, LLC to sell one of the Remaining Parcels comprising approximately 16.6 acres, for a sales price of approximately $8,715,828, or approximately $12.00 per square foot. On April 19, 2000, the Partnership entered into an agreement with Denali National Trust, Inc. to sell another of the Remaining Parcels comprising approximately 6.1 acres, for a sales price of approximately $3,184,932, or approximately $12.00 per square foot. On April 26, 2000, the Partnership entered into an agreement with Hewson Development Corporation to sell the last of the Remaining Parcels comprising approximately 7.3 acres, for a sales price of approximately $3,974,850, or approximately $12.50 per square foot. There can be no assurance that the sale of these parcels will be completed under these sales contracts.

     The Partnership's primary investment objective was to achieve capital appreciation through the acquisition and development of unimproved land, specifically, the Property, and the sale or lease of improved land. The primary source of cash distributions to holders has been from the sale of such parcels of the Property. Once the Remaining Parcels are sold, the primary investment objective of the Partnership will be completed. The Partnership's original investment objectives never contemplated the acquisition of real estate subsequent to the acquisition of the Property. Therefore, the General Partner does not believe continuing the operations of the Partnership after the Remaining Parcels are sold is an option available to the Partnership. If the Partnership is not dissolved, the Partnership will be subject to legal, accounting and administrative expenses which will be disproportionately high in relationship to the Partnership's remaining assets and limited operations.

     In liquidation, the Partnership will pay outstanding liabilities and debts and distribute the net liquidation proceeds to the Investors and the General Partner in accordance with the Partnership Agreement. The liabilities and debts of the Partnership at liquidation are not anticipated to be substantial.

NO DETRIMENTS TO LIQUIDATING THE PARTNERSHIP

     The General Partner can identify no detriments to the liquidation of the Partnership since, following the sale of all the Remaining Parcels and the repayment of the Permanent Loan for the FFCA Office Building, substantially all of the assets of the Partnership will have been distributed and the operations of the Partnership will be completed.

PARTNERSHIP AGREEMENT PROVISIONS REGARDING DISSOLUTION OF PARTNERSHIP

     The following discussion of the provisions of the Partnership Agreement concerning the dissolution and liquidation of the Partnership is qualified in its entirety by the specific provisions of the Partnership Agreement.

     Pursuant to Section 8.1 of the Partnership Agreement, the Partnership will not terminate until, among other events, more than 50% of Investors have elected to dissolve the Partnership, the Partnership Agreement has been cancelled and the assets of the Partnership have been distributed.

     Section 8.2 of the Partnership Agreement provides that, upon dissolution, the General Partner may cause the Partnership's then remaining assets to be sold in such a manner as it, in its sole discretion, determines in an effort to obtain the best prices for the assets. Following the sale of the Remaining Parcels, the General Partner does not expect that the Partnership will have any substantial assets other than cash. Pending completion of the sale of assets and the cancellation of the Partnership Agreement, the General Partner will have the right to continue to operate the business of the Partnership and otherwise deal with Partnership assets. The General Partner intends to liquidate the Partnership and distribute the Partnership's assets as soon as possible after the sale of the Remaining Parcels.

     Section 8.2 of the Partnership Agreement also provides that, upon the dissolution of the Partnership, its liabilities will be paid first to third party creditors and then to the General Partner for any loans or advances made by it to the Partnership. Any amounts remaining will be distributed to the partners (and with respect to the Initial Limited Partner, for the benefit of the Investors to the extent of their Units) in the amount of their respective capital accounts, as adjusted by the provisions of the Partnership Agreement relating to the allocation of profits and losses. As of December 31, 1999, the General Partner's tax capital account had a balance of approximately $30,000. The tax capital account attributable to the Investors had an aggregate balance of approximately $26,990,000 as of December 31, 1999.

INSURANCE

     In accordance with the Partnership Agreement, and in order to facilitate a prompt and final liquidating distribution to Investors, the Partnership will purchase insurance (the "Insurance") to cover certain liabilities relating to potential securities claims and claims based on the wrongful acts (as determined under the policy) of the Partnership and the General Partner. No claims are pending against the Partnership and the General Partner is not aware of any threatened claims against the Partnership. The premium for the insurance will be allocated 99% to the Investors and paid by the Partnership and 1% allocated to and paid by the General Partner. The Insurance policy will be issued effective as of the date of this Consent Solicitation Statement and coverage thereunder for the Partnership will terminate six years after the Partnership has been terminated under Delaware law.

     The purpose of the Insurance is to protect the Partnership against claims made after its liquidation and dissolution. The General Partner selected the Insurance rather than electing to continue the existence of the Partnership so that the final liquidating distribution to the Investors will not be delayed. Depending on potential claims, this delay and the amounts retained could have been significant.

ACCOUNTING TREATMENT

     The proposed sale of the remaining parcels will be accounted for as sales of real estate and related assets under the full accrual method. Under this method of accounting, profit is recognized in full when the sales are consummated.

REGULATORY REQUIREMENTS

     No federal or state regulatory requirements, other than applicable Delaware law and federal securities law requirements related to partnerships, must be complied with in order to authorize the General Partner to dissolve the Partnership after the sale of Remaining Parcels, and no regulatory approvals are necessary to complete Proposal Two.

RECOMMENDATION OF THE GENERAL PARTNER

     THE GENERAL PARTNER HAS APPROVED PROPOSAL TWO AND RECOMMENDS THAT INVESTORS CONSENT TO THE PROPOSAL TO AUTHORIZE THE GENERAL PARTNER TO DISSOLVE THE PARTNERSHIP WHEN THE REMAINING PARCELS ARE SOLD BY MARKING THE "FOR" BOX ON THE ENCLOSED CONSENT CARD.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

     Scottsdale Land Trust Limited Partnership (the "Partnership") was organized on August 12, 1987, to (a) acquire approximately 261 gross acres of unimproved land in Scottsdale, Arizona (the "Property"); (b) develop roads, water, sewer, drainage, utility and similar on-site and off-site improvements (collectively, the "Infrastructure") with respect to the Property; (c) sell the Property on a parcel-by-parcel basis after construction of the Infrastructure; and (d) make a participating, first mortgage loan (the "Permanent Loan") to Franchise Finance Corporation of America ("FFCA"), which is an affiliate of the general partner of the Partnership, so that FFCA may acquire a parcel of land within the Property and construct an office building thereon. The general partner of the Partnership (the "General Partner") is FFCA Management Company Limited Partnership. Perimeter Center Management Company is the corporate general partner of the General Partner. The initial limited partner of the Partnership is FFCA Investor Services Corporation 88-B.

     The Partnership proposes that, upon sale of the remaining land parcels in The Perimeter Center, the Partnership's remaining assets be liquidated and that the Partnership be dissolved in accordance with the partnership agreement. At December 31, 1999, there remained unsold seven land parcels representing approximately 47 acres. Three of these land parcels were under contract for sale at December 31, 1999 and were subsequently sold. Three more parcels became subject to sales contracts in the first quarter of 2000. One of these contracts was entered into on February 7, 2000 with FFCA for a land parcel (the "Additional FFCA Parcel") of approximately 3.6 acres located adjacent to FFCA's existing corporate headquarters.

     Set forth below is audited historical and unaudited pro forma financial information for the Partnership as of December 31, 1999. The pro forma balance sheet information has been prepared assuming that the sale of the remaining land parcels (including the Additional FFCA Parcel) occurred on December 31, 1999, and includes estimates of transaction costs and other costs to be incurred in connection with liquidation of the Partnership, as if the Partnership liquidated its assets on December 31, 1999.

     The pro forma information is based on the historical financial information of the Partnership and should be read in conjunction with the historical financial statements and notes of the Partnership included in this Consent Solicitation Statement. In the opinion of management, all material adjustments necessary to reflect the effects of the transactions have been made.

     The pro forma information is unaudited and is not necessarily indicative of the results that actually would have occurred had the transaction been consummated in the period presented, or on any particular date in the future, nor does it purport to represent the financial position of the Partnership for future periods.

                    SCOTTSDALE LAND TRUST LIMITED PARTNERSHIP

                        UNAUDITED PRO FORMA BALANCE SHEET

                             AS OF DECEMBER 31, 1999

                                                 HISTORICAL      ADJUSTMENTS        PRO FORMA
                                                 ----------      -----------        ---------
ASSETS
Land held for sale                              $  5,109,126    $ (5,109,126)(1)   $        --
Land subject to sale agreements                    3,118,364      (3,118,364)(1)            --
Land subject to sale agreement with affiliate        788,287        (788,287)(3)            --
                                                ------------    ------------       -----------
                    Total land                     9,015,777      (9,015,777)               --
Loan receivable from affiliate                     7,598,415      (7,598,415)(3)            --
Cash and cash equivalents                         16,667,333      17,928,834 (2)    34,596,167
Prepaid expenses and other                           159,228        (159,228)(4)          --
                                                ------------    ------------       -----------
                   Total assets                 $ 33,440,753    $  1,155,414       $34,596,167
                                                ============    ============       ===========

LIABILITIES AND PARTNERS' CAPITAL

Distribution payable to limited partners        $ 14,314,676    $(14,314,676)(5)   $        --
Accounts payable and accrued expenses                163,786        (163,786)(6)            --
                                                ------------    ------------       -----------
                   Total Liabilities              14,478,462     (14,478,462)               --
                                                ------------    ------------       -----------
Partners' capital (deficit):
     General partner                                  (3,844)         33,343(1)         29,499
     Limited partners                             18,966,135      15,600,533(1)     34,566,668
                                                ------------    ------------       -----------
                   Total partners' capital        18,962,291      15,633,876        34,596,167
                                                ------------    ------------       -----------
                   Total liabilities and
                     partners' capital          $ 33,440,753    $  1,155,414       $34,596,167
                                                ============    ============       ===========

               The accompanying notes are an integral part of this
                       unaudited pro forma balance sheet.

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

                                DECEMBER 31, 1999

(1) PRO FORMA ADJUSTMENTS TO PARTNERS' CAPITAL:

     The pro forma adjustments to Partners' Capital reflect the sale of the remaining unsold parcels to unaffiliated parties and the sale of the Additional FFCA Parcel to FFCA. Receipt of cash proceeds from these sales, and allocation of the related gain in accordance with the Partnership Agreement, is presented below. For the three parcels that were sold subsequent to December 31, 1999, the pro forma net proceeds were based on actual net proceeds (approximately $6.3 million). For those parcels under contract but not yet sold, pro forma net proceeds were estimated based on the contract sales price and expected closing costs (approximately $11 million). For the remaining unsold parcel which, as of April 1, 2000, was not under contract, net sales proceeds were estimated based on the actual net sales price per square foot of similar parcels (approximately $3.5 million).

                                                                   GENERAL       LIMITED
                                                                   PARTNER       PARTNERS         TOTAL
                                                                   -------       --------         -----
      Allocation of Remaining Parcel Sales -

         Net proceeds from sale of remaining parcels to
            unaffiliated parties                                   $   --      $ 20,786,102    $ 20,786,102
         Net proceeds from proposed sale of land to FFCA               --         1,834,555       1,834,555
                                                                   --------    ------------    ------------
                   Net proceeds from sales                             --        22,620,657      22,620,657
                                                                   --------    ------------    ------------
         Less:
            Book value of land sales to unaffiliated parties           --         7,603,527       7,603,527
            Book value of proposed land sale to FFCA                   --           623,963         623,963
                                                                   --------    ------------    ------------
                   Cost of sales                                       --         8,227,490       8,227,490
                                                                   --------    ------------    ------------
            Net pro forma effect of remaining parcel sales on
              Partners' Capital                                        --        14,393,167      14,393,167

     Pro forma effect of the resulting partnership liquidation -

        Additional interest due from FFCA upon maturity of
            Permanent Loan (see Note 3)                              11,301       1,118,757       1,130,058
        Gain recognition on sale of land to FFCA upon its
          repayment of Permanent Loan (see Note 3)                     --           113,298         113,298
        Recognition of deferred income relating to construction
          easement and gain on sale of other assets                    --           332,353         332,353
        Payment of liquidation costs                                 (3,350)       (331,650)       (335,000)
        Reallocation of Partners' Capital in accordance with
            liquidation provision of the partnership agreement       25,392         (25,392)           --
                                                                   --------    ------------    ------------
            Pro forma effect on Partners' Capital                  $ 33,343    $ 15,600,533    $ 15,633,876
                                                                   ========    ============    ============

     The pro forma adjustment for liquidation costs reflects the estimated costs to be incurred to liquidate the Partnership, such as legal, accounting, insurance and other liquidation costs.

(2) PRO FORMA ADJUSTMENTS TO CASH:

     The pro forma adjustments to cash reflect the following:

     Net proceeds from sale of remaining parcels (including
       proposed sale to FFCA)                                       $22,620,657
     Collection of loan principal payment from FFCA                   8,500,000
     Collection of accrued interest and Additional Interest
       upon maturity of Permanent Loan                                1,200,766
     Collection of accounts receivable and proceeds from
       sale of other assets                                             356,876
     Payment of accrued fourth quarter 1999 distribution to
       limited partners                                             (14,314,676)
     Payment of accounts payable and accrued liabilities                (99,789)
     Payment of costs incurred to liquidate                            (335,000)
                                                                    -----------
          Net pro forma effect on cash                              $17,928,834
                                                                    ===========

(3) PRO FORMA ADJUSTMENTS TO LAND AND RELATED LOAN RECEIVABLE FROM AFFILIATE:

     The pro forma adjustment reflects the recognition of the sale of the original parcel of land to FFCA upon the repayment of the Permanent Loan. The amount of Additional Interest to be paid by FFCA to the Partnership will be equal to the greater of (1) the Permanent Loan's proportional share of certain organization and offering expenses paid by the Partnership, or (2) 30% of the increase in the fair market value, as defined, of the FFCA office building at the time the Permanent Loan matures. Based upon a recent appraisal of the FFCA office building, the Additional Interest is estimated to be $1,130,058.

(4) PRO FORMA ADJUSTMENTS TO PREPAID EXPENSES AND OTHER:

     The following is an analysis of the pro forma effect of the recognition of deferred costs relating to the sale of the remaining land parcels and the receipt of cash upon collection of accounts receivable, accrued interest on the Permanent Loan and proceeds from the sale of miscellaneous other assets.

     Collection of accounts receivable and sale of other assets       $ (56,876)
     Recognition of prepaid expenses                                    (31,644)
     Collection of accrued interest on the Permanent Loan               (70,708)
                                                                      ---------
            Pro forma effect on prepaid expenses and other            $(159,228)
                                                                      =========

(5) PRO FORMA ADJUSTMENT TO DISTRIBUTION PAYABLE TO LIMITED PARTNER:

     The pro forma adjustment reflects payment to the limited partners of the fourth quarter 1999 cash distribution declared from the net sale proceeds of parcel sales that occurred during that quarter.

(6) PRO FORMA ADJUSTMENT TO ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

     Recognition of deferred income relating to construction
       easement                                                       $ (63,997)
     Payment of accrued property taxes and other liabilities            (99,789)
                                                                      ---------
       Pro forma effect on accounts payable and accrued liabilities   $(163,786)
                                                                      =========

                             SELECTED FINANCIAL DATA

     The selected financial information set forth below has been derived from the Partnership's financial statements included herein and published financial statements of the Partnership previously filed with the Securities and Exchange Commission and not appearing herein. The Partnership's financial statements for each of the years ended December 31, 1999, 1998 and 1997 have been audited by Arthur Andersen LLP, independent public accountants. The selected financial data set forth below do not purport to be complete and should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Partnership's financial statements and notes thereto included elsewhere in this Consent Solicitation Statement.

                                                  YEAR ENDED DECEMBER 31,
                             -------------------------------------------------------------------
                                1999          1998          1997          1996          1995
                             -----------   -----------   -----------   -----------   -----------
Revenues                     $18,200,381   $ 6,871,901   $22,289,391   $ 5,981,588   $   920,426
Net Income                     9,357,292     3,124,531     8,797,901     1,974,758        46,044
Net Income Per
  Limited Partnership Unit        187.07         62.44        175.90         39.49           .91
Total Assets                  33,440,753    26,482,368    32,541,537    40,259,651    42,024,785
Distributions of Cash from
  Operations to Holders       16,237,869     5,487,767    19,692,084     4,765,456            --
Distributions of Cash from
  Operations Per Unit             324.76        109.76        393.84         95.31            --

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     LIQUIDITY AND CAPITAL RESOURCES. The partnership received $50,000,000 in gross proceeds from its public offering of the Units on November 23, 1988. After deducting organizational and offering expenses, including selling expenses, the financial advisory fee, property acquisition fee and due diligence expense reimbursement payable to Shearson Lehman Hutton Inc., the Partnership had $43,250,000 in net proceeds available for investment. On December 1, 1988, the Partnership used $23,913,185 to acquire the Property in Scottsdale, Arizona. The remaining net offering proceeds were used to complete the construction of the Infrastructure and to fully fund the loan to FFCA for the FFCA Office Building and establish an initial reserve of approximately $2.8 million. The Partnership's primary sources of revenue are land sales, interest payments received from FFCA under the Loan Agreement and interest earned on the Partnership's temporary investments. As land parcels are sold, distributions of the net cash sale proceeds are made in accordance with the partnership agreement. Once all of The Perimeter Center parcels are sold, the Partnership will liquidate all of its other assets and distribute them in accordance with the partnership agreement. As of March 1, 2000, the Partnership had 7.3 acres available for sale and 26 acres in escrow under contract for sale.

     Funds pending distribution to the limited partners are temporarily invested in U.S. Government Agency discount notes and bank repurchase agreements (which are secured by United States Treasury and Government obligations). These reserves may be used from time to time to pay amounts assessed by the city or county taxing authorities for developmental or other costs. It is anticipated that the Partnership's revenues along with remaining reserves of approximately $2.3 million at December 31, 1999, to the extent required, will be sufficient to pay the Partnership's operating expenses in 2000 and that cash proceeds from the sale of parcels will be available for distribution to the Holders. At December 31, 1999, the Partnership had cash and marketable securities with a maturity of three months or less aggregating $16,667,333 of which $14,314,500 was paid out to the Holders in February 2000 as their fourth quarter 1999 distribution, and the remainder of which will be held by the Partnership for reserves.

     During the year ended December 31, 1999, the Partnership sold eight land parcels aggregating approximately 37 acres to unaffiliated third parties. The land sale transactions during the year provided aggregate cash sales proceeds of $17.1 million. The parcels had a total original cost of $7.3 million and closing and other costs of approximately $878,000. These parcel sales resulted in gains totaling $8.9 million. Distributions declared from the parcel sale net proceeds amounted to $16.2 million in 1999.

     At December 31, 1999, the Partnership had 34 acres available for sale and 13 acres in escrow under contract for sale. The land in escrow represents three parcels under contract for sale at a price of approximately $6.7 million to two unaffiliated third parties. The aggregate original cost of the parcels is approximately $3.1 million. These parcels in escrow have been sold since yearend.

     As of March 1, 2000, the Partnership had remaining three parcels of land under contract for sale, totaling 26 acres, and one 7.3-acre parcel that remains available for sale. One of the contracts was entered into on February 7, 2000 with Franchise Finance Corporation of America, an affiliate of the General Partner, to purchase a parcel (approximately 4 acres) adjacent to its corporate headquarters. The sale is subject to the approval, by vote, of the majority of the limited partner interests of the Partnership. The Partnership cannot determine which, if any, of the parcels under contract will result in the sale of a land parcel and, therefore, cannot predict the timing or amount of any future cash distributions. Based on current parcel sales activity, it is anticipated that the remaining parcels could be sold during 2000.

     In connection with the development in the Scottsdale, Arizona area, two development matters were raised. The Federal Emergency Management Agency ("FEMA") worked with the City of Scottsdale on area drainage solutions through the formation of the Reata Pass Wash Desert Greenbelt Improvement District (the "District"). The Perimeter Center is included in the District. Currently, the implementation of improvements within the District has been placed on hold while the Army Corps of Engineers determines whether or not an environmental impact study about the effects of the project is necessary. Accordingly, the annual assessments to be levied against property owners in The Perimeter Center will be delayed pending a final determination by the Army Corps as to the future of the project, which may take several years to complete. In the event the project is approved, the General Partner believes that it will not have a significant impact on the Partnership. In addition, the Arizona Department of Transportation ("ADOT") notified the Partnership that it wished to obtain a temporary easement over certain acreage on the eastern boundary of the Property in connection with the construction of the Pima Freeway and the southbound frontage road. On December 22, 1999, ADOT purchased the temporary construction easement from the Partnership for $26,400 and ADOT agreed to pay the cost of the curb cuts and related improvements at the intersection of Anderson Drive and the southbound frontage road. The City of Scottsdale had previously stated that the Partnership would be required to pay the cost of these improvements (approximately $25,000).

     FFCA Investor Services Corporation 88-B serves as the initial limited partner of the Partnership and the owner of record of the limited partner interests in the Partnership, the rights and benefits of which are assigned by FFCA Investor Services Corporation 88-B to investors in the Partnership. FFCA Investor Services Corporation 88-B has no other business activity and has no capital resources.

     RESULTS OF OPERATIONS - FISCAL YEAR ENDED DECEMBER 31, 1999 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1998. Land sales comprise the majority of the revenues of the Partnership. Total revenues were $18.2 million for the year ended December 31, 1999 as compared to $6.9 million for the year ended December 31, 1998. The difference in revenues between years is primarily due to an increase in the number of acres sold in 1999 as compared to 1998. In 1999, the Partnership sold 37 acres of land as compared to 15 acres sold in 1998. The average sales price per acre of land sold during 1999 increased 20% to approximately $455,000 per acre from approximately $378,000 per acre for land sold in 1998. Gain on the sale of land, as a percentage of land sale revenues, increased to 52% for the year ended December 31, 1999 as compared to 49% for the year ended December 31, 1998. Land sale revenues have been, and will continue to be, impacted by the number of land parcels sold, their relative size and the sales price per acre achieved.

     Total expenses (excluding the cost of land sales) decreased by approximately $144,000 in 1999 as compared to 1998 due to decreases in property taxes ($55,000), the general partner fee ($15,000) and other operating expenses ($75,000). Property taxes decreased due to the sale of land parcels during the past twelve months and due to a protest filed on the 1998 property taxes that resulted in a refund and a reduction in the 1999 assessed values used to calculate the 1999 property taxes. The general partner fee decreased in 1999 because the fee is based on Assets Under Management (as defined in the partnership agreement) and, as parcels are sold, the general partner fee is reduced accordingly. The decrease in other operating expenses resulted primarily from a decrease in property tax consulting fees that were related to the property tax protest filed in 1998.

     RESULTS OF OPERATIONS - FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1997. Land sales comprised the majority of the revenues of the Partnership. Total revenues were $6.9 million for the year ended December 31, 1998 as compared to $22.3 million for the year ended December 31, 1997. The difference in revenues between years is primarily due to a decrease in the number of acres sold in 1998 as compared to 1997. In 1998, the Partnership sold 15 acres of land as compared to 73 acres sold in 1997. While the number of acres sold decreased between years, the average sales price per acre of land sold during 1998 increased 30% to approximately $378,000 per acre from approximately $290,000 per acre for land sold in 1997. Gain on the sale of land, as a percentage of land sale revenues, increased to 49% for the year ended December 31, 1998 as compared to 40% for the year ended December 31, 1997.

     Interest and other income for the year ended December 31, 1998 decreased by approximately $136,000 from 1997 resulting from a lower average cash balance invested during the year. Total expenses (excluding the cost of land sales) decreased by approximately $98,000 in 1998 as compared to 1997 due to decreases in the general partner fee ($59,000), marketing expenses ($8,000) and other operating expenses ($36,000), and are partially offset by an increase in property taxes. The general partner fee decreased in 1998 because the fee is based on Assets Under Management (as defined in the partnership agreement) and, as parcels are sold, the general partner fee is reduced accordingly. Marketing expenses decreased because the level of sales activity that occurred during 1998 has generated sufficient interest in The Perimeter Center to allow the Partnership to reduce certain general marketing activities. The decrease in other operating expenses resulted primarily from a decrease in property maintenance costs. These costs are primarily common area maintenance fees (based on square footage owned) and are charged to all of the landowners within The Perimeter Center (including the Partnership). Accordingly, as the Partnership sells parcels, its share of the common area maintenance fees decreases. Property taxes increased, despite the sale of land parcels during the past twelve months, due to higher assessed land values.

     INFLATION. Inflation in future periods may tend to cause capital appreciation of land in general; however, the value of any particular land, including the Property, may increase at a rate different from the inflation rate or decrease based upon other factors, such as the demand for land in the area where the Property is located and the availability of comparable land in the same area. Inflation may, however, have an adverse impact on the profitability of the Partnership because of increases in its operating expenses.

     QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK. The financial instruments held by the Partnership at December 31, 1999 consist of cash equivalents and a loan receivable from an affiliate. The Partnership intends to hold the investments to maturity; therefore, these financial instruments do not subject the Partnership to a material exposure to changes in interest rates.

                         NO GENERAL PARTNER COMPENSATION

     It is anticipated that the General Partner will receive a return of capital as a result of the sale of the Remaining Assets and the liquidation of the Partnership, which is estimated to be approximately $30,000. The General Partner will not receive any additional fees as a result of the sale of the Remaining Assets or the liquidation of the Partnership.

              MARKET FOR UNITS AND RELATED SECURITY HOLDER MATTERS

SECONDARY MARKET INFORMATION

     The Units are not listed on any national or regional securities exchange or quoted in the over-the-counter market. There is no established public trading market for the Units, and it is unlikely that an established public market for the Units will develop. Secondary sales activity for the Units has been limited and sporadic. The General Partner monitors transfers of the Units (1) because the admission of the transferee as a substitute Investor requires the consent of the General Partner under the Partnership Agreement, and (2) in order to track compliance with safe harbor provisions to avoid treatment of the Partnership as a "publicly traded partnership" for federal income tax purposes.

     Set forth in the table that follows is information regarding sale transactions in the Units. Such information was obtained from Gemisys Transfer Agents. The transactions reflected in the tables below represent only some of the sale transactions in the Units. There have been other secondary sale
transactions  in  the  Units,   although  specific  information  regarding  such
transactions is not readily available to the General Partner. Because the information regarding sale transactions in the Units included in the tables below is provided without verification by the General Partner and because the information provided does not reflect sufficient activity to cause the prices shown to be representative of the value of the Units, such information should not be relied upon as indicative of the ability of Investors to sell their Units in secondary sale transactions or as to the prices at which such Units may be sold.

     While the General Partner receives some information regarding the prices of secondary sales transactions of the Units, the General Partner does not receive or maintain comprehensive information regarding all activities of all broker/dealers and others known to facilitate secondary sales of the Units. The General Partner estimates, based solely on the transfer records of the Partnership, that the number of Units transferred in sale transactions effective January 1, 1998 through January 1, 2000 was as follows:

        EFFECTIVE TRANSFER    NUMBER OF
            DATE AS OF          SALES      HIGHS     LOWS     AVERAGES
            ----------          -----      -----     ----     --------
         January 1, 1998          2        $680      $600       $640
           April 1, 1998         11        $630      $450       $576
            July 1, 1998          9        $630      $280       $471
         October 1, 1998          7        $630      $365       $436
         January 1, 1999          7        $425      $408       $410
           April 1, 1999          9        $403      $300       $348
            July 1, 1999          1        $359      $359       $359
         October 1, 1999          2        $380      $310       $345
         January 1, 2000          2        $440      $425       $433

THIRD PARTY TENDER OFFERS

     On March 10, 2000, Everest Investors 12, LLC, a party not affiliated with the General Partner or the Partnership, made an unsolicited tender offer to purchase up to 500 Units at $200.00 per Unit. The General Partner is not aware of any other tender offers made by parties unaffiliated with the Partnership or the General Partner to purchase Units between October 1, 1998 and March 31, 2000.

UNITHOLDERS

     There were 3,030 record holders of Units as of May 1, 2000, the Record Date. As of the Record Date, no person or group was known by the Partnership to own directly or beneficially 5% or more of the outstanding Units of the Partnership.

     The General Partner of the Partnership and its general partners did not own any of the Units as of May 1, 2000. The directors and officers of the General Partner's corporate general partner, PCMC, did not own any of the Units as of May 1, 2000. PCMC is owned by Morton H. Fleischer. Donna M. Fleischer, the wife of Mr. Fleischer, and a limited partner of the General Partner, owned 30 Units as of May 1, 2000. Under the rules of the Securities and Exchange Commission, Mr. Fleischer, PCMC and the General Partner may also be deemed to beneficially own the Units held by Mrs. Fleischer.

     The Initial Limited Partner has an interest in the Partnership as a limited partner and it serves as the owner of record of all Limited Partner Interests. However, the rights and benefits of the Limited Partner Interests have been assigned by the Initial Limited Partner to the Investors. The Initial Limited Partner has no right to vote its interest on any matter and it must vote the assigned interests as directed by the Investors. Mr. Fleischer is the sole stockholder and sole director of the Initial Limited Partner.

DISTRIBUTIONS

     For the two most recent fiscal years, the Partnership made the following cash distributions to the Investors:

                                      1999

          DATE OF          NUMBER         PER UNIT            TOTAL
       DISTRIBUTION       OF UNITS      DISTRIBUTION      DISTRIBUTIONS
       ------------       --------      ------------      -------------
       March 31            50,000         $     --         $        --
       June 30             50,000               --                  --
       September 30        50,000            38.47           1,923,500
       December 31         50,000           286.29          14,314,500
                                          --------         -----------
                                          $ 324.76         $16,238,000
                                          ========         ===========

                                      1998

          DATE OF          NUMBER         PER UNIT            TOTAL
       DISTRIBUTION       OF UNITS      DISTRIBUTION      DISTRIBUTIONS
       ------------       --------      ------------      -------------
       March 31            50,000         $ 32.11          $1,605,500
       June 30             50,000           19.97             998,500
       September 30        50,000           48.85           2,442,500
       December 31         50,000            8.82             441,000
                                          -------          ----------
                                          $109.75          $5,487,500
                                          =======          ==========

     Any differences in the amounts of distributions set forth in the above tables from the information contained above in "SELECTED FINANCIAL DATA" are due to rounding the amount of distributions payable per Unit down to the nearest whole cent and carrying any fractional cents forward from one period to the next.

                               CONSENT PROCEDURES

     Pursuant to the Partnership Agreement, only Investors are entitled to consent to matters under the Partnership Agreement. The General Partner is not entitled to vote. The Initial Limited Partner is the holder of all of the Limited Partner Interests in the Partnership. On the Consent Date there will be 50,000 Units outstanding, representing assigned Limited Partner Interests held by Investors.

     Each Limited Partner Interest is entitled to vote on the Consent Date. Pursuant to Sections 7.3 and 11.1 of the Partnership Agreement, each Investor will be entitled to direct the Initial Limited Partner to vote on the Consent Date (and the Initial Limited Partner is required to vote in accordance with the Investor's direction) the number of Units held by the Investor. A REFERENCE IN THIS CONSENT SOLICITATION STATEMENT TO A CONSENT OR VOTE WITH RESPECT TO UNITS SHALL REFER TO SUCH DIRECTIONS GIVEN TO THE INITIAL LIMITED PARTNER BY THE INVESTORS WHO HOLD THE UNITS BY A PROPERLY EXECUTED CONSENT CARD OR SUBSEQUENT REVISION THEREOF. The Initial Limited Partner cannot vote its own interests in connection with this Consent Solicitation Statement.

     Each Investor reflected on the books and records of the Partnership at the close of business on the Record Date will be entitled to vote its Units regarding the Proposals submitted for approval. If an Investor validly transfers one or more Units after returning the Investor's Consent Card, the new Investor may revoke or revise, before the Consent Date, the transferor Investor's Consent Card with respect to the transferred Units under the procedures described herein for revoking or revising a Consent Card.

     An affirmative vote of a majority of Limited Partner Interests, and thus an affirmative vote of a majority of Units, is required for approval of each proposal being submitted for a vote. Abstentions are counted in tabulations of each proposal but are not deemed to be affirmative votes. Directions provided to the Initial Limited Partner by the consent procedures described herein will be tabulated by an automated system administered by D.F. King & Co., Inc.

     This consent solicitation is being made by mail on behalf of the General Partner, but may also be made without additional remuneration by officers or employees of the General Partner by telephone, telegraph, facsimile transmission or personal interview. The expense of the preparation, printing and mailing of this Consent Solicitation Statement and the enclosed Consent Card and Notice of Consent Solicitation, and any additional material relating to each proposal to be consented to on the Consent Date which may be furnished to Investors by the General Partner subsequent to the furnishing of this Consent Solicitation Statement, has been or will be borne by the Partnership as permitted by the Partnership Agreement. The Partnership will reimburse banks and brokers who hold Units in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the consent materials to those persons for whom they hold such Units. Supplementary solicitations may be made by mail, telephone or interview by officers of the Partnership or selected securities dealers.

     It is anticipated that the cost of such supplementary solicitations, if any, will not be material. In addition, the Partnership has retained D.F. King & Co., Inc. to solicit consents from Investors by mail, in person and by telephone. The Partnership will pay D.F. King & Co., Inc. a fee for its services, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with the consent solicitation, which are collectively estimated to be approximately $15,000.

                        FEDERAL INCOME TAX CONSIDERATIONS

     Kutak Rock LLP, counsel for the General Partner ("Counsel"), has rendered an opinion regarding the material federal income tax consequences associated with the Transaction and the sale of the Remaining Parcels, which are summarized in this section and which may affect Investors who are individuals and citizens or residents of the United States. The following discussion further briefly summarizes such issues which may affect certain Investors which are tax-exempt persons. This summary was prepared by Counsel and is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated or proposed thereunder (the "Regulations") and published rulings and court decisions, all of which are subject to changes which could adversely affect the Investors. Each Investor should consult his own tax advisor as to the specific consequences of the proposed Transaction and the sale of the Remaining Parcels, and the transactions related thereto, that may apply to such Investor. No ruling from the Internal Revenue Service ("IRS") or from any other taxing authority will be sought or obtained as to any of the following tax issues, and neither the IRS nor the courts are bound by the discussion set forth below.

OPINIONS OF COUNSEL

     Counsel has rendered its opinion to the Partnership concerning the material federal income tax consequences relating to the Transaction and the sale of the Remaining Parcels and the related transactions. Subject to the limitations and qualifications described below, Counsel has opined that as of the date hereof, the Partnership will be characterized as a partnership rather than as an association taxable as a corporation for federal income tax purposes. Such opinion is based in part upon certain representations of the General Partner. Further, Counsel has rendered its opinion to the effect that this discussion, which represents the material federal income tax consequences associated with the Transaction and the sale of the Remaining Parcels, and which may affect Investors who are individuals and citizens or residents of the United States, is correct to the extent such discussion describes provisions of the Code or interpretations thereof.

FEDERAL INCOME TAX CHARACTERIZATION OF THE PARTNERSHIP

     Under Section 7701 of the Code and the Regulations promulgated thereunder, certain eligible entities are entitled to elect to be treated as a partnership or as a corporation for federal income tax purposes. Among the types of entities which are not eligible to elect to be treated as a partnership are certain publicly traded partnerships, as described in Section 7704 of the Code. For this purpose, a partnership will be considered publicly traded if its interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof.

     Counsel has delivered its opinion to the Partnership to the effect that, as of the date hereof, the Partnership is characterized as a partnership for federal income tax purposes. Such opinion is based in part upon a number of representations by the General Partner, including a representation concerning the number of Units in the Partnership which were traded in each year. If the IRS were to successfully challenge the federal income tax characterization of the Partnership, gain or loss recognized as a result of the Transaction and the sale of the Remaining Parcels would be taken into account by the Partnership rather than the Investors and, in addition, distributions of the proceeds thereof likely would be taxable to the Investors as dividends.

    TAX CONSEQUENCES OF THE TRANSACTION AND THE SALE OF THE REMAINING PARCELS

     In connection with the Transaction and the sale of the Remaining Parcels, the assets of the Partnership will be transferred to the respective buyers for cash. The Partnership will then liquidate and distribute its share of such cash to the Investors. Each Investor will be required to recognize a share of the income or loss of the Partnership for its final taxable year, subject to the limits described below, including gain or loss recognized as a result of the Transaction and the sale of the Remaining Parcels. Each Investor will receive a final Schedule K-1 from the Partnership as soon as practical after the liquidation of the Partnership. As described above, the Transaction and the sale of the Remaining Parcels will constitute a taxable transaction in which gain or loss will be recognized in full.

     The amount of gain or loss recognized by the Partnership will equal its share of the difference between (1) the sum of the amount of cash received as a result of the Transaction and the sale of the Remaining Parcels and the amount of any liabilities assumed by the buyers, and (2) the adjusted tax basis of its assets including the Remaining Parcels. The amount of gain or loss recognized by the Partnership as a result of the Transaction and the sale of the Remaining Parcels will be allocated among its partners in accordance with the terms of the Partnership Agreement. Each Investor will take into account his share of such gain or loss regardless of whether he voted in favor of the Transaction.

     The Partnership has not made an election under Section 754 of the Code. This election, if made, would permit the Partnership to adjust the basis of its assets to reflect the price paid by a purchaser of Units. Because this election has not been made, the amount of gain or loss recognized by the Partnership as a result of the Transaction and the sale of the Remaining Parcels will be determined solely by reference to the tax basis of the assets and not by the purchase price paid by any Investor for his Units. The allocation by the Partnership of each Investor's gain or loss in connection with the Transaction and the sale of the Remaining Parcels will be determined by reference to the basis of the Partnership in its underlying assets rather than by reference to the basis of an Investor's Units. However, as described in greater detail below, the amount of gain actually recognized by an Investor as a result of the liquidation of the Partnership will be determined in part by reference to the tax basis of his Units.

     Gains or losses recognized as a result of the Transaction and the sale of the Remaining Parcels will be ordinary income for federal income tax purposes. In addition, any gain recognized as a result of the Transaction and the sale of the Remaining Parcels will be characterized as unrelated taxable business income to Investors which are tax-exempt persons.

     Upon consummation of the Transaction and the sale of the Remaining Parcels, the General Partner intends to liquidate the Partnership and distribute the net proceeds to its Investors. The taxable year of the Partnership will end at this time. Each Investor in the Partnership must report, in his taxable year that includes the Transaction and the sale of the Remaining Parcels, his share of all income, gain, loss, deduction and credit for such Partnership through the date of the Transaction and the sale of the Remaining Parcels (including gain or loss resulting from the Transaction and the sale of the Remaining Parcels as described above). Each Investor whose taxable year is not a calendar year could be required to take into income in a single taxable year his share of income of the Partnership attributable to more than one of its taxable years.

     The Partnership's share of the net proceeds of the Transaction and the sale of the Remaining Parcels will be distributed among the Investors and the General Partner in a manner which will be based on their respective capital account balances adjusted to reflect the gain or loss recognized as a result of the Transaction and the sale of the Remaining Parcels. The Investors will be required to recognize gain as a result of the distribution of cash in liquidation of the Partnership only to the extent such distribution exceeds the basis of their Units. If the amount of cash distributed in liquidation of the Partnership is less than the basis of an Investor in his Units, such Investor will be permitted to recognize a loss to the extent of such excess.

     The sale of the remaining assets of the Partnership will constitute a taxable transaction for federal income tax purposes. The General Partner expects that a taxable gain of approximately $285 per Unit will result from the sale of the remaining assets, which will be ordinary income. In the case of Units assigned during the year in which the Transaction and the sale of the Remaining Parcels occurs, gain will be allocated among the transferor and transferee thereof based on the number of days of the year each held such interest. Each Investor will be required to take into account a share of the gain recognized as a result of the sale of the parcels whether or not such Investor voted in favor of the Transaction. Each Investor will receive a final Schedule K-1 from the Partnership reflecting this taxable gain.

     In addition, as a result of the subsequent liquidation of the Partnership, the General Partner expects that each Investor who acquired his Units in the initial offering will recognize a capital loss of approximately $127 per Unit. Such loss will be primarily attributable to such Investor's share of the syndication costs of the Partnership. Investors who purchased their Units after the initial offering may have a tax basis in their Units different from that of Investors who acquired their Units in the initial offering. As a result, these Investors may recognize a different amount of gain or loss in liquidation of the Partnership than Investors who purchased Units in the initial offering.

STATE TAX CONSEQUENCES AND WITHHOLDING

     The Partnership may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business. The state and local tax treatment of the Partnership and its partners may not conform to the federal income tax consequences discussed above. Consequently, Investors should consult their own tax advisors regarding the effect of state and local tax laws on the Transaction and the sale of the Remaining Parcels.

                        ANNUAL REPORT AND OTHER DOCUMENTS

     THE PARTNERSHIP WILL, UPON WRITTEN REQUEST AND WITHOUT CHARGE (EXCLUDING EXHIBITS THERETO), PROVIDE BY FIRST-CLASS MAIL WITHIN THREE BUSINESS DAYS OF RECEIPT OF SUCH REQUEST TO ANY PERSON SOLICITED HEREUNDER A COPY OF THE PARTNERSHIP AGREEMENT, THE TAX OPINION OF COUNSEL AND THE PARTNERSHIP'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. Requests should be addressed to FFCA Management Company Limited Partnership, Investor Services, at 17207 North Perimeter Drive, Scottsdale, Arizona 85255.

                                  OTHER MATTERS

     No other business is to be presented for consideration on the Consent Date other than as specified in the Notice of Consent Solicitation.

                       NOTICE TO BANKS, BROKER-DEALERS AND
                       VOTING TRUSTEES AND THEIR NOMINEES

     Please advise the Partnership whether other persons are the beneficial owners of the Units for which Consents are being solicited from you, and, if so, the number of copies of this Consent Solicitation Statement and other soliciting materials you wish to receive in order to supply copies to the beneficial owners of the Units.

     IT IS IMPORTANT THAT CONSENTS BE RETURNED PROMPTLY. INVESTORS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF CONSENT AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. BY RETURNING YOUR CONSENT PROMPTLY YOU CAN HELP THE PARTNERSHIP AVOID THE EXPENSE OF FOLLOW-UP MAILINGS. AN INVESTOR MAY REVOKE OR REVISE A PRIOR CONSENT AND DIRECT THE INITIAL LIMITED PARTNER TO VOTE LIMITED PARTNER INTERESTS CORRESPONDING TO THE NUMBER OF THE INVESTOR'S UNITS AS SET FORTH IN THIS CONSENT SOLICITATION STATEMENT.

                                     FFCA MANAGEMENT COMPANY LIMITED PARTNERSHIP


                                     By: /s/ Morton H. Fleischer
                                         ---------------------------------------
                                         Morton H. Fleischer, General Partner


Scottsdale, Arizona
Dated:  May 12, 2000

                   INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

                   Scottsdale Land Trust Limited Partnership

                                                                            Page
                                                                            ----

Report of Independent Public Accountants..................................   F-2


Financial Statements

     Balance Sheets - December 31, 1999 and 1998..........................   F-3

     Statements of Operations for the Years ended December 31,
         1999, 1998 and 1997..............................................   F-4

     Statements of Changes in Partners' Capital for the Years ended
         December 31, 1999, 1998 and 1997.................................   F-5

     Statements of Cash Flows for the Years ended
         December 31, 1999, 1998 and 1997.................................   F-6

     Notes to Financial Statements........................................   F-7

     Schedule III - Schedule of Real Estate and Accumulated Depreciation
         as of December 31, 1999..........................................  F-11



                    FFCA Investor Services Corporation 88-B

Report of Independent Public Accountants................................... F-12

Fianancial Statements

     Balance Sheet - December 31, 1999 for FFCA Investor Services
       Corporation 88-B...................................................  F-13

     Notes to Balance Sheet for FFCA Investor Services Corporation 88-B...  F-14

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Scottsdale Land Trust Limited Partnership:

We have audited the accompanying balance sheets of SCOTTSDALE LAND TRUST LIMITED PARTNERSHIP (a Delaware limited partnership) as of December 31, 1999 and 1998, and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the partnership's general partner. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Scottsdale Land Trust Limited Partnership as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of Real Estate is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                        /s/ Arthur Andersen LLP

Phoenix, Arizona,
January 25, 2000.

                    SCOTTSDALE LAND TRUST LIMITED PARTNERSHIP

                   BALANCE SHEETS - DECEMBER 31, 1999 AND 1998

                                                       1999            1998
                                                   ------------    ------------
                                     ASSETS

LAND:
  Held for sale                                    $  5,109,126    $ 12,486,444
  Subject to sale agreements (Note 3)                 3,118,364       3,062,371
  Subject to sale agreement with affiliate
    (Note 4)                                            788,287         788,287
                                                   ------------    ------------

    Total land                                        9,015,777      16,337,102

LOAN RECEIVABLE FROM AFFILIATE
  (Notes 1 and 4)                                     7,598,415       7,598,415

CASH AND CASH EQUIVALENTS                            16,667,333       2,292,149

PREPAID EXPENSES AND OTHER                              159,228         254,702
                                                   ------------    ------------

    Total assets                                   $ 33,440,753    $ 26,482,368
                                                   ============    ============

LIABILITIES AND PARTNERS' CAPITAL

DISTRIBUTION PAYABLE TO LIMITED PARTNERS           $ 14,314,676    $    441,307

ACCOUNTS PAYABLE AND ACCRUED EXPENSES                   163,786         198,193
                                                   ------------    ------------

    Total liabilities                                14,478,462         639,500
                                                   ------------    ------------

PARTNERS' CAPITAL (DEFICIT):
  General partner                                        (3,844)         (7,527)
  Limited partners                                   18,966,135      25,850,395
                                                   ------------    ------------

    Total partners' capital                          18,962,291      25,842,868
                                                   ------------    ------------

    Total liabilities and partners' capital        $ 33,440,753    $ 26,482,368
                                                   ============    ============

      The accompanying notes are an integral part of these balance sheets.

                    SCOTTSDALE LAND TRUST LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                             1999          1998          1997
                                         -----------   -----------   -----------
REVENUES:
  Land sales                             $17,188,342   $ 5,852,965   $21,134,951
  Interest on loan to affiliate              850,000       850,000       850,000
  Interest on investments and other          162,039       168,936       304,440
                                         -----------   -----------   -----------

                                          18,200,381     6,871,901    22,289,391
                                         -----------   -----------   -----------
EXPENSES:
  Cost of land sales                       8,199,398     2,959,669    12,606,036
  General partner fees (Note 7)              244,917       260,185       319,327
  Property management fees (Note 5)           36,000        36,000        36,000
  Marketing                                   10,671        10,071        18,335
  Property taxes                              93,277       147,988       142,633
  Other operating                            258,826       333,457       369,159
                                         -----------   -----------   -----------

                                           8,843,089     3,747,370    13,491,490
                                         -----------   -----------   -----------

NET INCOME                               $ 9,357,292   $ 3,124,531   $ 8,797,901
                                         ===========   ===========   ===========

NET INCOME ALLOCATED TO (Note 1):
  General partner                        $     3,683   $     2,312   $     2,690
  Limited partners                         9,353,609     3,122,219     8,795,211
                                         -----------   -----------   -----------

                                         $ 9,357,292   $ 3,124,531   $ 8,797,901
                                         ===========   ===========   ===========

NET INCOME PER LIMITED
  PARTNERSHIP UNIT (based on 50,000
  units held by limited partners)        $    187.07   $     62.44   $    175.90
                                         ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                    SCOTTSDALE LAND TRUST LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                General      Limited
                                                Partner      Partners         Total
                                                -------      --------         -----
BALANCE,  December 31, 1996                    $(12,529)   $ 39,112,816    $ 39,100,287

  Net income                                      2,690       8,795,211       8,797,901

  Distributions to limited partners (Note 1)         --     (19,692,084)    (19,692,084)
                                               --------    ------------    ------------

BALANCE,  December 31, 1997                      (9,839)     28,215,943      28,206,104

  Net income                                      2,312       3,122,219       3,124,531

  Distributions to limited partners (Note 1)         --      (5,487,767)     (5,487,767)
                                               --------    ------------    ------------

BALANCE,  December 31, 1998                      (7,527)     25,850,395      25,842,868

  Net income                                      3,683       9,353,609       9,357,292

  Distributions to limited partners (Note 1)         --     (16,237,869)    (16,237,869)
                                               --------    ------------    ------------

BALANCE,  December 31, 1999                    $ (3,844)   $ 18,966,135    $ 18,962,291
                                               ========    ============    ============

        The accompanying notes are an integral part of these statements.

                    SCOTTSDALE LAND TRUST LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                          1999           1998            1997
                                                      ------------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                        $  9,357,292    $ 3,124,531    $  8,797,901
    Adjustments to net income:
      Change in assets and liabilities:
        Decrease in land held for sale                   7,377,318      4,745,658       9,094,187
        Decrease (increase) in land subject to
          sale agreements                                  (55,993)    (2,151,187)      2,068,982
        Decrease (increase) in prepaid expenses
          and other                                         95,474        (87,599)        (18,810)
        Decrease in payable to general partner                  --             --         (58,481)
        Increase (decrease) in accounts payable
          and accrued expenses                             (34,407)        91,300         (54,034)
                                                      ------------    -----------    ------------

          Net cash provided by operating activities     16,739,684      5,722,703      19,829,745
                                                      ------------    -----------    ------------

CASH FLOWS FOR FINANCING ACTIVITIES:
    Limited partner distributions declared             (16,237,869)    (5,487,767)    (19,692,084)
    Increase (decrease) in distribution payable         13,873,369     (3,787,233)      3,288,584
                                                      ------------    -----------    ------------

          Net cash used in financing activities         (2,364,500)    (9,275,000)    (16,403,500)
                                                      ------------    -----------    ------------

NET INCREASE (DECREASE) IN CASH
    AND CASH EQUIVALENTS                                14,375,184     (3,552,297)      3,426,245

CASH AND CASH EQUIVALENTS,
    beginning of year                                    2,292,149      5,844,446       2,418,201
                                                      ------------    -----------    ------------

CASH AND CASH EQUIVALENTS,
    end of year                                       $ 16,667,333    $ 2,292,149    $  5,844,446
                                                      ============    ===========    ============

        The accompanying notes are an integral part of these statements

                    SCOTTSDALE LAND TRUST LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 1999 and 1998

1)  ORGANIZATION:

     Scottsdale Land Trust Limited Partnership (the Partnership) was formed on August 12, 1987 under the Delaware Revised Uniform Limited Partnership Act to acquire and develop 261 acres of land (the Property) located in Scottsdale, Arizona that is zoned for commercial use. In addition, the Partnership has financed $8.5 million for the acquisition of five acres of the Property and construction of an office building which is the corporate headquarters of Franchise Finance Corporation of America (FFCA) (see Note 4). The Partnership's primary investment objective is to achieve capital appreciation through the sale of the improved land. The general partner of the Partnership is FFCA Management Company Limited Partnership (the General Partner), an affiliate of FFCA. The Partnership will expire December 31, 2047, or sooner, in accordance with the terms of the Partnership agreement. As of December 31, 1999, there remained approximately 47 acres unsold, representing 7 parcels. Three such parcels were under contract for sale, totaling 13 acres. Once the remaining parcels are sold, the Partnership will liquidate and distribute its assets in accordance with the Partnership agreement.

     Investors acquired units of assigned limited partnership interest (the limited partnership units) in the Partnership from FFCA Investor Services Corporation 88-B (the Initial Limited Partner), a Delaware corporation wholly-owned by Perimeter Center Management Company, an affiliate of the General Partner. Holders of the units have all of the economic benefits and substantially the same rights and powers of limited partners; therefore, they are referred to herein as "limited partners."

     The Partnership agreement provides for allocation of profits and losses and cash distributions among its partners as follows:

     Profits and Losses: Profits and losses are allocated 99% to the limited partners and 1% to the General Partner, except that gain from the land sales will be allocated to the partners and The Westcor Company II Limited Partnership (the Manager) as provided in the Partnership agreement.

     Cash Distributions: Cash from operations, as defined in the Partnership agreement, after payment of fees to the General Partner and the creation or restoration of cash reserves, is allocated 99% to the limited partners and 1% to the General Partner. Cash proceeds from the sale of property are not considered cash from operations but, when distributed, represent a partial return of the limited partners' initial $1,000 per unit capital contribution. Based on the amount of such distributions made as of December 31, 1999, the limited partner Adjusted Capital Contribution, as defined in the Partnership agreement, is $362.62 per unit.

2)  SIGNIFICANT ACCOUNTING POLICIES:

     FINANCIAL STATEMENTS - The financial statements of the Partnership are prepared on the accrual basis of accounting. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates are reasonable, actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS - Investment securities that are highly liquid and have maturities of three months or less at the date of purchase are classified as cash equivalents. Cash equivalents include United States Treasury securities of $11,366,589 and $2,163,172 at December 31, 1999 and 1998,
respectively, and bank repurchase agreements (which are collateralized by United States Treasury and Government obligations) of $4,900,381 at December 31, 1999. Short-term investments are recorded at cost plus accrued interest, which approximates market value.

     DEVELOPMENT  COSTS AND LAND SALES - During  the  development  phase,  costs directly related to the acquisition of the Property, such as appraisals, plans and finders fees, were capitalized to the cost of the Property. The Partnership also capitalized real estate taxes and other holding costs during the development of the Property and the construction of the land improvements. Common costs and improvements are allocated based on each parcel's relative fair value and charged to an individual parcel where specifically identifiable. The Property is carried at cost, which does not exceed estimated net realizable value.

3) LAND SUBJECT TO SALE AGREEMENTS:

     At December 31, 1999, the Partnership had three parcels of land (approximately 13 acres total) under contract for sale at an aggregate price of approximately $6.7 million to two unaffiliated third parties. The aggregate original cost of the parcels is approximately $3.1 million.

4) LAND SUBJECT TO SALE AGREEMENT WITH AFFILIATE:

     As provided in the Partnership agreement, the Partnership entered into an agreement on December 29, 1988 to sell approximately five acres of the Property (the Parcel) to FFCA at a purchase price determined by independent appraisal to be the fair market value of the unimproved Parcel and related improvements. In connection with the sale agreement, the Partnership also funded the construction of an office building on the Parcel that is the corporate headquarters of FFCA. This loan to FFCA for the acquisition of the Parcel, the office building and the parcel improvements totaled $8.5 million.

     FFCA is obligated to pay the Partnership monthly payments of interest at the rate of 10% per year for ten years. In May 2000, the entire balance of the loan is due. FFCA is obligated to pay the Partnership, upon the maturity of the loan, by acceleration or otherwise, additional interest based upon the increase, if any, in the value of the FFCA office building (Additional Interest). The amount of Additional Interest, if any, will be calculated in accordance with the related loan agreement as the greater of 30% of the increase in value of the FFCA office building or $1.13 million. FFCA payment obligations to the Partnership are secured by the Parcel, the FFCA office building, the parcel improvements and the General Partner's guaranty.

     The sale of the Parcel to FFCA will be recognized in the Partnership's financial statements when the amounts loaned to FFCA are repaid to the Partnership.

     The fair value of the Partnership's loan receivable from FFCA is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value at December 31, 1999 exceeds the carrying amount by $1.6 million; however, the fair value of the loan will not result in the receipt of any additional cash above the face amount of the loan unless the loan were to be sold.

5) MANAGEMENT CONTRACT:

     The Partnership has entered into a management contract with the Manager to develop and manage the Property. The management contract is renewable annually. Under the management contract, the Manager is entitled to receive fees for services performed in connection with managing the Property's development.
During 1999, 1998 and 1997, the planning and property management fees paid or accrued to the Manager (payable in monthly installments) were $36,000 each year.

     After the limited partners have received specified returns in accordance with the Partnership agreement, a subordinated contingent interest of 25% of all remaining sale or refinancing proceeds or parcel revenues will be payable to the Manager.

6) INCOME TAXES:

     The Partnership is not directly subject to income taxes; rather, each partner is subject to income taxes on his distributable share of taxable income. The Partnership tax returns and the amount of distributable partnership profits or losses are subject to examination by Federal and state taxing authorities. If examinations by taxing authorities result in changes to distributable partnership profits or losses, the tax liabilities of the partners could be changed accordingly.

     The following is a reconciliation of net income for financial reporting purposes to income reported for Federal income tax purposes for the years ended December 31, 1999, 1998 and 1997:

                                                      1999          1998           1997
                                                   -----------   -----------    -----------
     Net income for financial reporting purposes   $ 9,357,292   $ 3,124,531    $ 8,797,901
     Differences for tax purposes in:
          Capitalized land inventory costs             139,585       259,006        212,788
          Additional Interest on FFCA loan             165,234       149,690        135,612
          Gain on sale of land                         479,353      (122,383)    (1,707,897)
          Deferred Income                               96,777            --             --
          Other                                            633         1,609          1,449
                                                   -----------   -----------    -----------

     Taxable income to partners                    $10,238,874   $ 3,412,453    $ 7,439,853
                                                   ===========   ===========    ===========

For Federal income tax reporting purposes, taxable income to partners is reported on the accrual basis of accounting and is classified as ordinary income.

     At December 31, 1999, the tax bases of the Partnership's assets and liabilities exceed the amounts recorded for financial reporting purposes by $1,693,886. This difference results primarily from differences in the treatment of capitalized land inventory costs, the Additional Interest on the FFCA loan and the gain recognized on the sale of the land parcels for financial reporting and tax reporting purposes.

7) TRANSACTIONS WITH RELATED PARTIES:

     Under the terms of the Partnership agreement, the General Partner is entitled to compensation for services performed in connection with managing the affairs of the Partnership. During 1999, 1998 and 1997, fees paid or accrued to the General Partner were as follows:

                                                      1999      1998      1997
                                                    --------  --------  --------
     Partnership management fee (3/4 of 1% of the
        Assets Under Management, payable monthly)   $244,917  $260,185  $319,327
                                                    ========  ========  ========

     FFCA incurs expenses on behalf of the Partnership for maintenance of the books and records and for computer, investor and legal services performed for the Partnership. These expenses are reimbursable in accordance with the Partnership agreement and are less than the amount that the Partnership would have paid to independent parties for comparable services. The Partnership reimbursed FFCA $28,762 in 1999, $31,490 in 1998 and $25,981 in 1997 for such expenses.

8) SUBSEQUENT EVENT - RELATED PARTY TRANSACTION (UNAUDITED):

     On February 7, 2000, the Partnership entered into a contract with FFCA to sell a parcel of land (3.6 acres) for approximately $1.9 million. The sale is subject to the approval, by vote, of the majority of the limited partner interests of the Partnership. There can be no assurances as to the final terms of the proposed transaction, that the conditions will be satisfied or that the proposed transaction will be consummated.

                                                                    SCHEDULE III

                    SCOTTSDALE LAND TRUST LIMITED PARTNERSHIP

                             SCHEDULE OF REAL ESTATE

                             AS OF DECEMBER 31, 1999

                                                                          COST
                                                      INITIAL COST     CAPITALIZED     GROSS AMOUNT AT
                                                          TO          SUBSEQUENT TO   WHICH CARRIED AT
    DESCRIPTION          LOCATION     ENCUMBRANCES    PARTNERSHIP      ACQUISITION    DECEMBER 31, 1999   DATE ACQUIRED
    -----------          --------     ------------    -----------      -----------    -----------------   -------------
Improved land, 261
acres initially, 47                   Subject to
acres at December 31,   Scottsdale,   sales
1999                    Arizona       agreements (3)  $23,913,185      $8,979,480         $9,015,777        Nov. 1988
                                                      ===========      ==========         ==========

----------
Notes:

(1)  The aggregate cost for Federal income tax purposes is $8,738,433.

(2)  There are no prior liens.

(3) In 1988, the Partnership entered into a sales agreement to sell five acres of land, with a cost to the Partnership of approximately $788,000, to an affiliate for an amount determined by independent appraisal to be the fair market value of the parcel. In 1999, the Partnership entered into two sales agreements to sell approximately 13 acres of land, with an aggregate cost to the Partnership of approximately $3.1 million to unaffiliated third parties.

(4) Transactions in real estate during 1997, 1998 and 1999 are summarized as follows:

                                                          COST
                                                      ------------

                  Balance, December 31, 1996          $ 30,094,742
                             Cost of land sold         (11,163,169)
                                                      ------------

                  Balance, December 31, 1997            18,931,573
                             Cost of land sold          (2,594,471)
                                                      ------------

                  Balance, December 31, 1998            16,337,102
                             Cost of land sold          (7,321,325)
                                                      ------------

                  Balance, December 31, 1999          $  9,015,777
                                                      ============

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To FFCA Investor Services Corporation 88-B:

We have audited the accompanying balance sheet of FFCA INVESTOR SERVICES CORPORATION 88-B (a Delaware corporation) as of December 31, 1999. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of FFCA Investor Services Corporation 88-B as of December 31, 1999, in conformity with generally accepted accounting principles.

                                        /s/ Arthur Andersen LLP
Phoenix, Arizona,
January 25, 2000.

                     FFCA INVESTOR SERVICES CORPORATION 88-B

                        BALANCE SHEET - DECEMBER 31, 1999

                                     ASSETS

Cash                                                                        $100
Investment in Scottsdale Land Trust Limited Partnership, at cost             100
                                                                            ----

                    Total Assets                                            $200
                                                                            ====


                                    LIABILITY

Payable to Parent (Note 2)                                                  $100
                                                                            ----


                              STOCKHOLDER'S EQUITY

Common Stock; $l par value; 100 shares authorized,
     issued and outstanding                                                  100
                                                                            ----

                    Liability and Stockholder's Equity                      $200
                                                                            ====

       The accompanying notes are an integral part of this balance sheet.

                     FFCA INVESTOR SERVICES CORPORATION 88-B

                             NOTES TO BALANCE SHEET

                                DECEMBER 3l, l999

(l) Operations:

     FFCA Investor Services Corporation 88-B (a Delaware corporation) (88-B) was organized on August 11, 1987 to act as the assignor limited partner in Scottsdale Land Trust Limited Partnership (SLT).

     The assignor limited partner is the owner of record of the limited partnership units of SLT. All rights and powers of 88-B have been assigned to the holders, who are the registered and beneficial owners of the units. Other than to serve as assignor limited partner, 88-B has no other business purpose and will not engage in any other activity or incur any debt.

(2) Related Parties:

     Perimeter Center Management Company (a Delaware corporation) (PCMC) is the sole stockholder of 88-B. The general partner of SLT is an affiliate of PCMC.

                                  CONSENT CARD

                    SCOTTSDALE LAND TRUST LIMITED PARTNERSHIP
      c/o Gemisys Transfer Agents, P.O. Box 3287, Englewood, CO 80155-3287

                     THIS CONSENT IS SOLICITED ON BEHALF OF
                   FFCA MANAGEMENT COMPANY LIMITED PARTNERSHIP

The undersigned Investor of Units representing interests in Scottsdale Land Trust Limited Partnership, a Delaware limited partnership (the "Partnership"), hereby directs FFCA Investor Services Corporation 88-B to consent to the Proposals, as designated below, the Limited Partnership Interests held by FFCA Investor Services Corporation 88-B, according to the number of Units held of record by the undersigned.

THIS CONSENT CARD WHEN PROPERLY EXECUTED WILL DIRECT THE CONSENT OF FFCA INVESTOR SERVICES CORPORATION 88-B IN THE MANNER HEREIN INDICATED BY THE UNDERSIGNED. IF PROPERLY EXECUTED AND NO DIRECTION IS MADE, THE HOLDER OF THIS CONSENT CARD WILL DIRECT FFCA INVESTOR SERVICES CORPORATION 88-B TO VOTE FOR EACH PROPOSAL SET FORTH ON THE CONSENT CARD.

Please mark boxes |X| in ink. Sign, date and return this Consent Card promptly, using the enclosed postage paid envelope.

1. Proposal to amend the Partnership Agreement to expressly authorize the General Partner to ratify and accept the terms of the purchase agreement selling a parcel of land owned by the Partnership to Franchise Finance Corporation of America, an affiliate of the General Partner, as described in the Consent Solicitation Statement dated May 12, 2000.

     [ ]  FOR                     [ ]  AGAINST                 [ ]  ABSTAIN

2. Proposal to authorize the General Partner to terminate and liquidate the Partnership when all remaining unsold parcels have been sold, as described in the Consent Solicitation Statement dated May 12, 2000.

     [ ]  FOR                     [ ]  AGAINST                 [ ]  ABSTAIN

The  undersigned   hereby   acknowledges   receipt  of  the  Notice  of  Consent
Solicitation, dated May 12, 2000 and the Consent Solicitation Statement furnished therewith.

Please sign and date this Consent Card on the reverse side and mail in the enclosed postage paid envelope.

                       IF YOU HAVE ANY QUESTIONS, CONTACT:
                              D.F. KING & CO., INC.
                                 (800) 628-8532

                    Please sign exactly as name appears hereon. When Units are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing.

                                     Dated ______________________________ , 2000

                                     -------------------------------------------
                                     Authorized Signature

                                     -------------------------------------------
                                     Title, if any

                                     -------------------------------------------
                                     Authorized Signature

                                     -------------------------------------------
                                     Title, if any

-- Fold Here --

                    TO SAVE THE PARTNERSHIP ADDITIONAL VOTE SOLICITATION EXPENSES, PLEASE SIGN, DATE AND RETURN THIS CONSENT CARD PROMPTLY, USING THE ENCLOSED POSTAGE PAID ENVELOPE. TO HAVE YOUR UNITS VOTED, YOUR CONSENT CARD MUST BE RECEIVED BY JUNE 26, 2000.